UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934 (Amendment No. )
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[ ]    Soliciting Material Pursuant to §240.14a-12

ASSOCIATED BANC-CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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2022 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 26, 2022

March 11, 2022
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 26, 2022, which will be conducted solely online via a live webcast. You will be able to attend the Annual Meeting of Shareholders of Associated Banc-Corp online, vote your shares electronically, and submit questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/ASB2022.
On or about March 11, 2022, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2021 Summary Annual Report to Shareholders and our 2021 Form 10‑K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
Your Board of Directors and management look forward to the Annual Meeting of Shareholders of Associated Banc-Corp. We always appreciate your input and interest in Associated Banc-Corp.
Sincerely,
John (Jay) B. Williams
Chairman of the Board
Andrew J. Harmening
President and CEO

433 Main Street
Green Bay, Wisconsin 54301
________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 26, 2022
Virtual Meeting at 11:00 a.m.
www.virtualshareholdermeeting.com/ASB2022
Items of Business:
1.The election of 10 individuals recommended by the Board of Directors to serve as directors.
2.Advisory approval of Associated Banc-Corp’s named executive officer compensation.
3.The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc- Corp for the year ending December 31, 2022.
4.Such other business as may properly come before the meeting and all adjournments thereof.
Who May Vote:
You may vote if you were a shareholder of record on March 1, 2022.
How to Attend the Annual Meeting of Shareholders:
The Annual Meeting of Shareholders will be a completely virtual meeting, with no physical location. To be admitted to the Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/ASB2022, you must enter the control number on your proxy card, voting instruction form or Notice of Internet Availability you previously received. Regardless of whether you plan to attend the Annual Meeting of Shareholders, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. You also may vote online during the Annual Meeting of Shareholders by following the instructions provided on the meeting website during the meeting. For more information, please see page 3 of the accompanying Proxy Statement.
YOUR VOTE IS IMPORTANT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2022:
Associated Banc-Corp’s Proxy Statement, 2021 Summary Annual Report to Shareholders and 2021 Form 10-K are available online at http://materials.proxyvote.com/045487.
YOU ARE ENCOURAGED TO USE ONE OF THE FOLLOWING METHODS TO VOTE IN ADVANCE OF THE ANNUAL MEETING OF SHAREHOLDERS, NO LATER THAN 11:59 P.M. ET ON APRIL 25, 2022:
BY INTERNET - www.proxyvote.com.
BY TELEPHONE AT 1-800-690-6903.
IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY INTERNET OR TELEPHONE WILL AID ASSOCIATED BANC-CORP BY REDUCING THE EXPENSE

OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING VIRTUALLY.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 11, 2022

PROXY STATEMENT
GENERAL INFORMATION

PURPOSE
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 26, 2022, (the “Annual Meeting”), which will be held virtually at www.virtualshareholdermeeting.com/ASB2022, and at any and all adjournments of the Annual Meeting.
The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and colleagues may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained Innisfree M&A Incorporated to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay Innisfree M&A Incorporated $25,000 for proxy solicitation services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 11, 2022, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders advising them that this Proxy Statement, the 2021 Summary Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy from sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 12, 2022, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE
The Board has fixed the close of business on March 1, 2022, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $0.01 (the “Common Stock”), is entitled to one vote on each matter to be voted on at the Annual
Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING
The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 149,639,880 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES
The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:
Proposal 1 - Election of Directors
The 10 nominees who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility
Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Other Proposals
The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE
Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2022.
VOTE BY INTERNET - www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2022. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.
VOTE BY TELEPHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m. Eastern Time on April 25, 2022. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.
AT THE VIRTUAL ANNUAL MEETING - You also may vote online during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. For additional information, see the section below entitled “Virtual Meeting Information.”

REVOCATION OF PROXY
Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date, or by voting at the Annual Meeting via the meeting platform. Proxies may not be revoked by telephone, and may not be revoked via the Internet prior to the Annual Meeting.
The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

VIRTUAL MEETING INFORMATION
Associated has determined to hold a completely virtual meeting due to concerns relating to the ongoing COVID-19 pandemic, and to leverage technology to provide expanded access, improved communication and cost savings for our shareholders and for Associated.
There will not be a physical location for the Annual Meeting.
To participate in the Annual Meeting, please visit www.virtualshareholdermeeting.com/ASB2022 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. CDT on the meeting date. The Annual Meeting will begin promptly at 11:00 a.m. CDT.
Please allow yourself sufficient time to log into the Annual Meeting and to ensure you can hear the streaming audio before the meeting starts.

You will be able to submit questions during the Annual Meeting by following the instructions provided on the meeting website. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. You will also be able to examine our shareholder list during the Annual Meeting by following the instructions provided on the meeting website.
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.

PROPOSAL 1:
ELECTION OF DIRECTORS
Each director elected at the Annual Meeting will serve for a one-year term expiring at the 2023 Annual Meeting and until his or her successor is duly elected and qualified. The term of each current director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.
Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance and Social Responsibility Committee’s conclusion that such nominee should serve as a director. The 10 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve.
John F. Bergstrom is retiring and will not be standing for reelection at the Annual Meeting. Associated is grateful to Mr. Bergstrom for his dedicated service to Associated and its shareholders.
Other than as noted, the information presented below is as of March 1, 2022.

NOMINEES FOR ELECTION TO OUR BOARD

R. Jay Gerken
Director since 2014 Age: 70
Mr. Gerken is a director of 17 mutual funds with approximately $38 billion in assets associated with Sanford C. Bernstein Fund, Inc., the Bernstein Fund, Inc. and the AB Multi-Manager Alternative Fund, which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.
Mr. Gerken’s qualifications to serve as a director of Associated, Chair of the Enterprise Risk Committee and member of the Audit Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors (NACD) Board Leadership Fellow and completed 13 hours of NACD director educational classes from January 1, 2021 through December 31, 2021. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin
Director since 2017 Age: 61
Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), the nation’s largest publicly held personal lines insurer, from 2008 to 2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990 to 2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company and Trustmark Mutual Holding Company. In addition, she serves on the boards of the Northwestern Memorial Foundation, where she chairs the investment committee and is a member of the audit committee of Northwestern Memorial Healthcare, the Field Museum of Natural History, where she chairs the finance committee, and DePaul University, where she serves as the vice-chair of the board and chairs the investment committee. She is also a member of the Miami University Foundation board of trustees where she serves as the chair of the investment committee and the Economic Club of Chicago.

Ms. Greffin’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad
Director since 2019 Age: 55
Mr. Haddad is the Chair of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since October 1, 2019. He served as President and Chief Executive Officer of Schreiber Foods, Inc. from 2009 to 2019, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Directors of Bellin Health Systems, the Board of Directors of the Green Bay Packers, Inc., the Board of Directors of the Innovation Center for US Dairy and the Board of Directors of the John and Ingrid Meng Family Foundation.
Mr. Haddad’s qualifications to serve as a director of Associated and a member of the Enterprise Risk Committee and Trust Committee include his extensive experience as a CEO and board member of a large global food company with annual revenues over $5 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves. From January 1, 2021, through December 31, 2021, Mr. Haddad completed three hours of NACD director educational classes.

Andrew J. Harmening
Director since 2021 Age: 52
Mr. Harmening joined Associated Banc-Corp as President and Chief Executive Officer in April 2021. Mr. Harmening has more than 25 years of industry experience. Prior to joining Associated, Mr. Harmening served as senior executive vice president, consumer and business banking director for Huntington Bank from 2017 to 2021. Mr. Harmening also held several key consumer, small business and commercial banking positions at Bank of The West from 2005 to 2017.

Mr. Harmening’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant senior management experience at large financial institutions.

Robert A. Jeffe
Director since 2011 Age: 71
Mr. Jeffe is a Senior Operating Partner at BlackWatch, which provides strategic and financial advisory services to growth stage companies focused in the technology and entertainment industries. Mr. Jeffe also serves as the vice chairman of the Supervisory Board of Directors and is the Chair of the Audit Committee of Sono Motors GmbH, which is a German company developing electric solar vehicles. He served as Chairman of OAG Analytics, Inc., a data analytics and machine learning company for the oil and gas industry, from December 2017 to January 2021. Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance.

Mr. Jeffe’s qualifications to serve as a director of Associated and chair of the Audit Committee and a member of the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick
Director since 2007 Age: 63
Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Ms. Kamerick has served as Chief Financial Officer at several leading companies, Houlihan Lokey, Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves on the board of directors of Hochschild Mining, plc (LON:HOC), serves as an independent director of 20 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent director for ACV Auctions (NASDAQ:ACVA). Ms. Kamerick was a trustee for the 24 AIG and Anchor Trust Funds from January 2018 until December 2021. Ms. Kamerick has formal training in law, finance, and accounting.

Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Corporate Governance and Social Responsibility Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. In addition, Ms. Kamerick has earned the National Association of Corporate Directors Directorship Certification. In addition, Ms. Kamerick has earned the CERT, Certificate in Cybersecurity Oversight. In 2020, Ms. Kamerick attended the NACD Master Class, a course designed for experienced public company board and board committee leaders. From January 1, 2021 through December 31, 2021, Ms. Kamerick also completed five hours of NACD director educational classes. Although Ms. Kamerick is not currently serving on Associated’s Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa
Director since 2016 Age: 71	Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation’s premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC from October 2017 until February 2019, and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He is also an officer and member of the Executive Committee of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. Mr. Klappa also served on the board of directors of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa’s qualifications to serve as a director of Associated and as a member of the Audit Committee and Compensation and Benefits Committee include his 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Cory L. Nettles
Director since 2013 Age: 52
Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird’s Baird Funds, Inc. mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles’ qualifications to serve as a director of Associated and member of the Corporate Governance and Social Responsibility Committee, Corporate Development Committee and Enterprise Risk Committee include his strong business background and legal experience.

Karen T. van Lith
Director since 2004 Age: 62	Ms. van Lith is founder and CEO of APEL Worldwide, LLC, an eCommerce provider leveraging leading edge technologies. Prior to 2019, Ms. van Lith provided consultative interim leadership for technology companies requiring transformative change. From June 2011 until June 2012, she served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly held technology solutions company. Ms. van Lith also served as a director of E.A. Sween, a privately-held company doing business as Deli Express, from August 2012 to December 2019. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, until its sale to Concur Technologies in October 2007. She held various other positions of increasing authority with Gelco since 1999. Ms. van Lith served as a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 until its sale to Omnitracs in 2014, and a director of CNS, Inc., a publicly traded consumer goods company from 2003 until its 2006 sale to GlaxoSmithKline.

Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams
Director since 2011 Age: 70
Mr. Williams is Chairman of the Board. He joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, Chairman of the Board of the Medical College of Wisconsin and on the board of directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual, and the Milwaukee Public Museum.

Mr. Williams is a member of the Corporate Development Committee. Mr. Williams’ qualifications to serve as Chairman of Associated include his vast experience in the banking industry, as well as having earned NACD Director Certification, his status as a NACD Board Leadership Fellow and having earned a NACD Certificate in Cybersecurity Oversight. From January 1, 2021, through December 31, 2021, Mr. Williams completed 33 hours of NACD director educational classes. Although Mr. Williams is not currently serving on Associated’s Audit Committee, Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS
Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with a variety of qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance and Social Responsibility Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.
In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance and Social Responsibility Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance and Social Responsibility Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance and Social Responsibility Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.
The Board and the Corporate Governance and Social Responsibility Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance and Social Responsibility Committee believe that, individually and as a whole Board, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

BOARD DIVERSITY
The Corporate Governance and Social Responsibility Committee considers attributes of diversity as outlined in the Corporate Governance and Social Responsibility Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance and Social Responsibility Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance and Social Responsibility Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The Corporate Governance and Social Responsibility Committee has adopted the following diversity principles and characteristics for consideration in performing its director nomination duties:
•The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.
•Racial, ethnic, and gender diversity.
•Geographic diversity, as it relates to the markets Associated serves.
•Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
•Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.
•Experience with technology, including cyber security, digital marketing and social media.
•A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.
The Corporate Governance and Social Responsibility Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance and Social
Responsibility Committee believes that Associated has effectively implemented these principles.

DIRECTOR SKILLS AND EXPERIENCE MATRIX
The following matrix provides information about Associated’s director nominees, including certain types of knowledge, skills, experience and other attributes possessed by one or more of them which the Board believes are relevant to Associated’s business and industry. The matrix does not capture all of the knowledge, skills, experiences or attributes possessed by the director nominees, and the Board believes that each director nominee has the ability to contribute to the decision-making process in every area listed.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of Mses. Greffin, Kamerick and van Lith and Messrs. Gerken, Haddad, Harmening, Jeffe, Klappa, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE
Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2021, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Harmening, President and Chief Executive Officer (“CEO”) of Associated, and Associated’s former President and CEO, Philip B. Flynn. Mr. Harmening is not independent because he serves as an executive officer of Associated, and not because of any other transactions or relationships. Likewise, Mr. Flynn, who retired from his role as President and CEO of Associated and from Associated’s Board of Directors effective April 28, 2021, was not an independent director because he served as an executive officer of Associated.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE
The Board held seven meetings during 2021. During 2021, each director who was a director for all of 2021 attended at least 75% of the Board meetings held, and at least 75% of the meetings of each committee of which he or she was a member, except for Mr. Nettles, who attended the four regularly scheduled meetings of the Corporate Governance and Social Responsibility Committee, but was excused from attending two special meetings of the Committee.
The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2021. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.
All of the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.
The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated will describe on its website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.
It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2021 Annual Meeting of Shareholders attended the meeting.
The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.
The following table lists the members of each of the standing committees as of February 15, 2022 and the number of meetings held by each committee during 2021.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance and Social Responsibility	Enterprise Risk	Trust
John F. Bergstrom		chair		√
R. Jay Gerken(1)	√				chair
Judith P. Greffin					√	√
Michael J. Haddad					√	√
Andrew J. Harmening*			chair
Robert A. Jeffe(1)	chair		√		√
Eileen A. Kamerick		√	√	chair
Gale E. Klappa(1)	√	√
Cory L. Nettles			√	√	√
Karen T. van Lith		√				chair
John (Jay) B. Williams(2)			√

Number of Meetings	10	7	0	6	10	4
* President and Chief Executive Officer of Associated
(1)    The Board has determined that this director qualifies as an audit committee financial expert.
(2)    As Chairman of the Board, Mr. Williams may attend meetings of any Board committee.

Audit Committee
The Audit Committee reviews the adequacy of internal accounting controls, reviews with Associated’s independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance. The Audit Committee is also responsible for overseeing certain aspects of Associated’s environmental, social and governance (known as “ESG”) program, including the ESG-related aspects of audit and audit risk oversight.

Compensation and Benefits Committee
The functions of the Compensation and Benefits Committee include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s executive compensation policies and programs, and oversees management’s execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s CEO and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation - Compensation Discussion and Analysis,” beginning on page 26. Compensation and Benefits Committee duties also include overseeing certain aspects of Associated’s ESG program, including reviewing and evaluating policies and programs, and taking action as necessary, with respect to human capital management, diversity, equity and inclusion, and workforce practices and policies.

Corporate Development Committee
The functions of the Corporate Development Committee include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.
Corporate Governance and Social Responsibility Committee
The functions of the Corporate Governance and Social Responsibility Committee include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance and Social Responsibility Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance and Social Responsibility Committee also advises the Board with respect to the Code of Business Conduct and Ethics. The Corporate Governance and Social Responsibility Committee is also responsible for overseeing aspects of Associated’s ESG program related to corporate governance, shareholder rights, board and committee structure, ESG framework, and ESG disclosures.

Enterprise Risk Committee
The functions of the Enterprise Risk Committee include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks. Enterprise Risk Committee duties also include reviewing and approving enterprise risk-related components of Associated’s ESG program, which may include risk assessment, lending policy, data privacy, fair lending, and community related programs. The Enterprise Risk Committee, through its oversight of the lending policy and risk assessment, is also responsible for the climate change elements of ESG impacting Associated.

Trust Committee
The functions of the Trust Committee include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO
Associated’s Amended and Restated Bylaws and Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Williams serves as Chairman of the Board and Mr. Harmening serves as CEO. These positions have been separated since Mr. Harmening’s predecessor joined Associated in December
2009, at which time the Board determined that separating these roles would enhance the effectiveness of the Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Harmening to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

DIRECTOR NOMINEE RECOMMENDATIONS
The Corporate Governance and Social Responsibility Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance and Social Responsibility Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance and Social Responsibility Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.
A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD
Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 15, 2022.
The information below is from the most recent Schedule 13G and Schedule 13G/A filings reporting holdings.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,540,484(3)	11.69%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	15,028,602(4)	10.02%
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	9,852,199(5)	6.57%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	9,609,395(6)	6.40%
FMR LLC 245 Summer Street Boston, MA 02210	7,807,879(7)	5.20%
(1)    Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)    Based on 150,035,461 shares of common stock outstanding as of February 15, 2022.
(3)    Based on an amended Schedule 13G filed on January 27, 2022, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 17,042,529 shares and sole dispositive power with respect to 17,540,484 shares.
(4)    Based on an amended Schedule 13G filed on February 10, 2022, The Vanguard Group, Inc. has shared voting power with respect to 134,148 shares, sole dispositive power with respect to 14,760,953 shares and shared dispositive power with respect to 267,649 shares.
(5)    Based on a Schedule 13G filed on February 10, 2022, State Street Corporation and certain subsidiaries have shared voting power with respect to 9,483,083 shares and shared dispositive power with respect to 9,852,199 shares.
(6)    Based on an amended Schedule 13G filed on February 8, 2022, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 9,411,795 shares and sole dispositive power with respect to 9,609,395 shares. DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (collectively, the “Funds”). In these roles, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.
(7)    Based on a Schedule 13G filed on February 9, 2022, FMR LLC and certain subsidiaries have sole voting power with respect to 2,119,780 shares and sole dispositive power with respect to 7,807,879 shares.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS
Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.
Associated’s executive stock ownership guidelines, which apply to members of the Executive Leadership Team (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:
•A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and
•Additional required holdings calculated as a multiple of the executive officer’s annual base salary six times for the CEO and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, and unvested shares of restricted stock.
Associated’s director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors’ Deferred Compensation Plan and restricted stock units (“RSUs”) count toward satisfying this requirement.
All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.
Under Associated’s Insider Trading Policy, employees, officers, and directors are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Listed below is information as of February 15, 2022 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director, and each NEO, and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Shares Issuable Within 60 Days(3)	Percent of Class
Directors
Andrew J. Harmening	298,765	—	*
John F. Bergstrom	100,000	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	3,662	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	14,381	—	*
Gale E. Klappa	—	—	—
Cory L. Nettles	—	—	—
Karen T. van Lith	19,321	—	*
John (Jay) B. Williams	17,671	—	*
Named Executive Officers
Philip B. Flynn(4)	2,090,233	1,289,836	1.39%
Christopher J. Del Moral-Niles	188,798	92,032	*
John A. Utz	303,090	217,501	*
Randall J. Erickson	339,331	212,126	*
David L. Stein	291,373	176,754	*
All Directors and Executive Officers as a group (26 persons)	4,561,420	2,538,664	3.04%
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2022 and vested and unvested service-based restricted stock.
(2)    Excludes RSUs that have been deferred and are vested but not settled.
(3)    Shares subject to options exercisable within 60 days of February 15, 2022.
(4)    Information is derived from Mr. Flynn’s last Form 4 filed with the SEC on March 17, 2021, and from the Company’s most recent internal information.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
Andrew J. Harmening	437,377
John F. Bergstrom	41,652
R. Jay Gerken	34,880
Judith P. Greffin	15,840
Michael J. Haddad	4,889
Robert A. Jeffe	41,652
Eileen A. Kamerick	41,652
Gale E. Klappa	22,693
Cory L. Nettles	40,531
Karen T. van Lith	41,652
John (Jay) B. Williams	41,652
All Non-Employee Directors as a group	327,093

Beneficial Owner	Number of RSUs
Named Executive Officers
Philip B. Flynn(1)	197,091
Christopher J. Del Moral-Niles	50,096
John A. Utz	67,295
Randall J. Erickson	57,271
David L. Stein	61,022
All Executive Officers as a group (16 persons)	1,174,457
(1)    Information is derived from Mr. Flynn’s last Form 4 filed with the SEC on March 17, 2021, and from the Company’s most recent internal information.
Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the first anniversary of the grant date. For executive officers, RSUs are subject to performance-based and/or time-based vesting criteria as set forth in the applicable RSU award agreement.

DEPOSITARY SHARES OF PREFERRED STOCK
The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) or 5.625% Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”), as indicated in the table. Each of the Series E Preferred Stock and the Series F Preferred Stock
has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series E Preferred Stock or the Series F Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
	Series E Preferred Stock	Series F Preferred Stock	Series E Preferred Stock	Series F Preferred Stock
Directors
Andrew J. Harmening	—	—	—	—
John F. Bergstrom	20,000	20,000	*	*
R. Jay Gerken	—	2,000	—	*
Judith P. Greffin	—	—	—	—
Michael J. Haddad	—	2,000	—	*
Robert A. Jeffe	—	—	—	—
Eileen A. Kamerick	—	—	—	—
Gale E. Klappa	2,000	2,000	*	*
Cory L. Nettles	—	—	—	—
Karen T. van Lith	—	—	—	—
John (Jay) B. Williams	—	—	—	—
Named Executive Officers
Philip B. Flynn(2)	190,000	—	4.75%	—
Christopher J. Del Moral-Niles	—	—	—	—
John A. Utz	—	—	—	—
Randall J. Erickson	—	—	—	—
David L. Stein	4,000	—	*	—
All Directors and Executive Officers as a group (26 persons)	216,000	27,000	5.40%	*
*    Denotes percentage is less than 1%.
(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.
(2)    Information is derived from Mr. Flynn’s Form 4 filed with the SEC on September 21, 2018.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN
In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of February 15, 2022 set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation - Directors’ Deferred Compensation Plan” on page 56.

Beneficial Owner	Account Balance at February 15, 2022	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$701,890	27,590
R. Jay Gerken	498,853	19,609
Judith P. Greffin	498,853	19,609
Michael J. Haddad	597,662	23,493
Robert A. Jeffe	1,175,023	46,188
Eileen A. Kamerick	668,055	26,260
Gale E. Klappa	498,853	19,609
Cory L. Nettles	508,241	19,978
Karen T. van Lith	608,703	23,927
John (Jay) B. Williams	110,334	4,337
All Directors as a group	$5,866,467	230,600
(1)    Based on the closing price of $25.44 of the Common Stock as of February 15, 2022.

PROPOSAL 2:
ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
Associated’s executive compensation program plays a key role in our ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated’s executive compensation program are to:
•Align executive incentive compensation with long-term shareholder value creation;
•Target executive compensation within competitive market ranges; and
•Reward performance, without incentivizing unnecessary or excessive risk.
As discussed in the Compensation Discussion and Analysis, which begins on page 26, the Compensation and Benefits Committee has designed the program to incorporate features and best practices that support these objectives, including, among others:
•Target total compensation for Associated’s Named Executive Officers (“NEOs”) at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•Tie the substantial portion of each NEO’s target compensation that is variable directly to corporate performance;
•Ensure variable pay opportunities are more heavily weighted toward long-term performance;
•Denominate and deliver all long-term incentive compensation in the form of Associated equity;
•Grant equity awards in the form of restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”), which are directly aligned with shareholder value;
•Specify stock ownership requirements, including both a salary multiple and a post-vesting holding period, for all Executive Leadership Team members;
•Eliminate gross-up payments in connection with any excise tax or other tax liabilities for the NEOs (except in connection with relocation expenses); and
•Limit the number of perquisites available to NEOs to include only executive physicals, financial planning services, relocation and access to clubs only for business purposes.
Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement in its entirety for a detailed discussion of Associated’s executive compensation program.
As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our NEOs as disclosed under Item 402 of Regulation S-K through the following resolution:
“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials.”
Because this is an advisory vote, it will not be binding on the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s NEO compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast are voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

2021 ENVIRONMENTAL, SOCIAL & GOVERNANCE HIGHLIGHTS
Associated has a long history of making significant and broad investments in our communities. We enrich these commitments to our communities through a strong focus on responsible and sustainable business practices that align with our business strategies; position us to be more efficient and resilient; improve the health, well-being and engagement of our colleagues; and help keep our communities and our environment vibrant and healthy.
The information below highlights outcomes of some of the many environmental, social and governance (ESG) initiatives in which Associated is engaged, through 2021. The Company’s Environmental, Social & Governance Report, available at investor.associatedbank.com, provides an expanded view of Associated’s ESG activities.

ECONOMIC AND SOCIAL IMPACT
•$465 million in investments and community development loans to provide additional resources to low- to moderate-income ("LMI") and majority-minority communities	•Increased minimum wage to $17 per hour positively impacting approximately 35% of colleagues on November 21, 2021
•$324 million in small business loans	•More than $807,000 raised for the United Way
•6,278 residential mortgages for approximately $1.2 billion in loans to support LMI and minority homeownership	•42,000 hours of recorded colleague volunteer time equal to $1.2 million in community service time
•$3.1 million in grants to support Community Reinvestment Act (CRA) programming at various nonprofit organizations	•Satisfactory CRA Rating for the evaluation period of January 1, 2018, to December 31, 2020
•25% of branches in LMI census tracts	•9% of branches in majority-minority communities

DIVERSITY, EQUITY & INCLUSION
43% of colleagues participate in Colleague Resource Groups (CRGs)	84% of colleagues feel Associated values diversity and inclusion	HUMAN RIGHTS Adopted Human Rights Statement, focusing on providing a safe, diverse, equitable and inclusive environment for all stakeholders.

More than 99% of colleagues participate in Diversity, Equity & Inclusion training(1)

63% middle and executive management diversity(2)	36% board diversity(2)

(1) All active colleagues not on leave at year end. (2) Defined by gender, race or ethnicity.

ENVIRONMENT
*Established an Environmental Sustainability Council to identify, implement and effectuate priorities for environmental sustainability activities.
*Established Environmental Risk Management Policy and Program Statement focused on Environmental Risk Management, Climate Change, Carbon Emissions and Natural Resources; and Environmental and Social Lending.

GOVERNANCE

LETTER TO SHAREHOLDERS
To Our Fellow Shareholders,
On behalf of Associated Banc-Corp’s Board of Directors, the Compensation and Benefits Committee is pleased to describe the Company’s approach to executive compensation, explain how it aligns with company performance, and demonstrate how we continue to incorporate feedback from our shareholders.

2021 Say-on-Pay Vote

After a disappointing say-on-pay vote result in 2020, we looked to 2021 as an opportunity for change and to realign our compensation practices to continue to effectively drive performance and to create greater alignment with shareholders. We believe our efforts were well received, as the 2021 say-on-pay proposal received approval of more than 94% of the votes cast at the 2021 Annual Meeting.

As part of the Committee’s continued commitment to our shareholders, we have maintained our engagement efforts, as described below, in an effort to keep our focus and strategies aligned with the interests and expectations of our shareholders.

Shareholder Engagement

In fall 2021, members of the Compensation and Benefits Committee and management reached out to our top investors to reconfirm that our updated approach to executive compensation continued to be aligned with their interests and to address any new concerns of shareholders. We also shared key items related to our CEO transition.

•Following our 2021 annual meeting, we reached out to 15 investors, who held approximately 51% of our outstanding shares, or approximately 65% of our shares held by institutional shareholders. Members of the Committee and management engaged with the 3 investors who accepted our invite, who held approximately 16% of our outstanding shares, or approximately 21% of our shares held by institutional shareholders.

We will continue to engage with shareholders on an ongoing basis and will listen and respond to shareholder feedback on Company performance, compensation plans, governance matters, and the Company’s strategic direction.

A Year of Transition

We recognized that 2021 would be a critical year as we congratulated Philip B. Flynn on his retirement and welcomed Andrew J. Harmening into the Associated family. Being a transition year meant that we needed to ensure that our compensation plans aligned with what our organization was experiencing and supported what we wanted to achieve in 2021 for shareholder value. We took several actions that realigned our pay programs and engaged our colleagues:

•Retained Mercer, a leading compensation consultant to financial institutions, to evaluate our executive compensation program and assist the Board to better align pay with performance.
•Identified appropriate metrics and performance targets to drive Associated’s business priorities, in particular profitable growth, while maintaining our strong capital position.
•Approved a new incentive compensation framework to be more consistent with market best practices.
•Revised our peer group to enhance assessments of pay competitiveness and improve the calibration of pay-for-performance outcomes.
•Engaged in 100 Days of Listening, gathering input from our colleagues, customers, communities and shareholders on how best to drive our strategic vision.

New Leadership, New Priorities

After an extensive search and close consideration of other candidates, the Board appointed Andrew J. Harmening President and Chief Executive Officer and a member of the Board of Directors, effective April 28, 2021. The Board determined that Mr. Harmening was clearly the most qualified candidate for the position and the best fit for Associated given his significant and relevant small business and commercial banking experience, substantial knowledge of digital transformation, and demonstrated leadership skills in improving customer satisfaction, all of which will be critical to the future success of Associated. Mr.

Harmening is a highly regarded banking leader with more than 25 years as a consumer, small business and commercial banker and a track record of driving profitable growth and operational excellence, improving customers' experiences and spearheading innovative digital products. In addition to reaching out to our shareholders to understand their concerns, one of his first priorities was to listen to our colleagues and customers, to learn as much as he could about our Company – what’s working well, what we need to improve and what we must do to win more customers and deepen community engagement. The insights Mr. Harmening gained on his listening tour have helped inform several large-scale growth initiatives that he announced during the third quarter of 2021. Mr, Harmening's strategic plans include:

•Expanding our Lending Capabilities into Asset-Based Lending and Equipment Finance;
•Growing our Core Business by expanding our Commercial Middle Market teams, enhancing our Small Business lending team and furthering our Wealth Management strategy; and
•Investing in our Digital Transformation of our retail mobile and web experience, improving digital sales and transitioning to a more modern, cloud-based environment.
In particular, insights from colleagues that Mr. Harmening gleaned during his listening tour helped us understand how to address our internal processes and prioritize our technology advancements to give our colleagues a more productive work environment. Perhaps most importantly, these insights have given us a clear view into what our colleagues – the heartbeat of our organization – desire for the future of our Company to continue helping us grow our business.

Supporting a Smooth CEO Transition

To assist Mr. Harmening in his transition into the role of Associated’s President and CEO, he has relied on the advice and guidance of our former President and CEO, Philip B. Flynn who stepped down from both roles and from the Board of Directors on April 28, 2021 after providing steady leadership for nearly 12 years in these roles. Mr. Flynn then served as a special advisor to Mr. Harmening and the Board through December 31, 2021 to assist in an orderly transition and to serve as an ambassador and representative of Associated with customers and in the community.

During the CEO transition, Mr. Flynn played a critical role in introducing Mr. Harmening to clients and customers in our Wealth Management and Private Banking, Corporate Banking and Correspondent Banking businesses. Mr. Flynn and Mr. Harmening met with over 200 clients and colleagues to ensure Associated was able to maintain existing relationships and build new business. To further establish Mr. Harmening in the community, Mr. Flynn introduced our new CEO to several community business associations and key industry groups, including Wisconsin Manufacturers & Commerce, where Mr. Harmening is now a board member, and Midwest Banking Coalition of America, where he is now an active member. As a result of Mr. Flynn’s significant efforts to support Mr. Harmening in his new role and ensure a smooth CEO transition, we experienced little to no customer or client turnover through the end of the 2021 fiscal year. Mr. Harmening has acknowledged that Mr. Flynn has played an important role in his transition to CEO by laying the groundwork for a strong path forward, including retaining important customers and clients, which is crucial to maintaining shareholder value.

CFO Transition

On January 20, 2022, the Company announced that Christopher J. Del Moral-Niles, our Chief Financial Officer, intends to retire from the Company later this year. He has agreed to continue in his role until a successor is in place to ensure a seamless transition, which includes introductions with key staff and stakeholders, education on major business initiatives and understanding and integrating into Associated’s culture.

We thank Mr. Del Moral-Niles for his contributions to the Company. (See page 54 for details regarding his Retirement Agreement.)

Key 2021 Pay Program Changes

After several meetings with our compensation consultant to assess our compensation program and better understand market best practices, the Committee decided to take these steps to improve our 2021 pay program and to better reflect business priorities and market practices:

•Refined our peer group to better align the median total assets of the peer group with those of the Company
•Set target opportunities for all Named Executive Officers for annual and long-term incentive plans based on a philosophy of paying at market median

•Established a new management incentive plan (MIP) scorecard to align our annual incentives with current business priorities
–Changed our two key annual incentive plan metrics to “Net Income After Taxes” and “Fully Tax-Equivalent Efficiency Ratio” (Efficiency Ratio) from “Earnings Per Share (EPS)” and “Return on Common Equity Tier 1 (ROCET1)” to incentivize efficient growth of earnings
–Eliminated the MIP funding floor of 25%, so it will not fund if performance is below the threshold level
–Required over 50% of our net income target to trigger funding of the Fully Tax-Equivalent Efficiency Ratio metric
•Increased performance-based pay under our long-term incentive plans
–Increased the weight of the long-term incentive performance plan (LTIPP) performance shares from 50% to 75% and maintained time-based restricted stock units at 25%
–Eliminated the use of stock options which previously were 25% of the LTI award
–Focused LTIPP performance shares on relative three-year total shareholder return (TSR) performance and relative three-year ROCET1
–Limited payouts for the TSR portion of the LTIPP to target if absolute TSR is negative at the end of the three-year performance period

The changes to our MIP reinforce our priorities of income growth and expense efficiency and eliminate the impact of stock repurchases on incentive plan awards. In addition, the changes to the long-term incentive plans align total target opportunity and our pay mix with market practice and assess performance relative to our new peer group. See page 44 for more details on the plan changes.

Downward Adjustment to Annual Incentive Results

As the Committee reflected on the overall financial performance of the Company and the factors that influenced results, we noted that we had a provision release as a result of improving credit quality coming out of the pandemic and the impact of a more positive economic forecast. This release increased the achievement results with respect to the annual incentive compensation under the MIP. Therefore, the Committee exercised discretion and adjusted performance results downward from the calculated 133% achievement to 110%, mitigating some of the impact of the provision release.

*****************

We have heard our shareholders’ concerns and taken significant steps to address them and improve our compensation programs and disclosure. We are committed to continuing to assess and refine our executive compensation program to ensure it is aligned with shareholders’ interests. We look forward to an ongoing dialogue with our shareholders and encourage you to continue to reach out to us with questions or concerns related to our pay programs.

Sincerely,

The Compensation and Benefits Committee

John F. Bergstrom (Chair)
Eileen A. Kamerick
Gale E. Klappa
Karen T. van Lith

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY
Associated’s executive compensation program is designed to pay for performance over the long term, as well as annually. Our program is balanced and rewards company, line of business and individual results that support Associated’s mission. Our executive compensation program consists of base salary, annual cash incentives, long-term equity incentives, and benefits. We are committed to continuing to engage with our shareholders and improving our program to ensure our pay-for-performance alignment enhances long-term shareholder value. Our Compensation and Benefits Committee (referred to in this section as the “Committee”) is primarily responsible for approving our compensation strategy, philosophy, and executive compensation program.
This Compensation Discussion and Analysis (“CD&A”) discusses the material elements of compensation for the Company’s Named Executive Officers (“NEOs”) identified in the Summary Compensation Table. For the fiscal year ended December 31, 2021, the NEOs were:

Named Executive Officer	Title
Andrew J. Harmening	President and Chief Executive Officer (“CEO”)
Philip B. Flynn (1)	Special Advisor and Former President and CEO
Christopher J. Del Moral-Niles (2)	Executive Vice President, Chief Financial Officer
John A. Utz	Executive Vice President, Head of Corporate Banking and Milwaukee Market President
Randall J. Erickson	Executive Vice President, General Counsel & Corporate Secretary
David L. Stein	Executive Vice President, Head of Consumer & Business Banking and Madison Market President
(1) Mr. Flynn was the President and CEO until April 28, 2021, and retired as Special Advisor to the CEO on December 31, 2021.
(2) On January 20, 2022, the Company announced that Christopher J. Del Moral-Niles, our Chief Financial Officer, intends to retire from the Company later this year. He has agreed to continue in his role until a successor is in place to ensure a seamless transition.

CEO Transition
Associated has served our customers and communities for 160 years with a dedicated focus on creating solutions to banking needs, cultivating strong relationships with our customers, and understanding the goals of our communities. As we transition our most senior leadership at Associated, we acknowledge that Mr. Flynn has deep knowledge of the relationships that have been developed with customers, communities and regulators during his 12 years as CEO. Recognizing the importance of these connections to Associated and that it is fundamentally a “relationship business,” we have contracted with him to ensure we can continue those relationships as an ambassador for the Company following his retirement. The Directors believe strongly that the Company and its shareholders are deriving significant value from Mr. Flynn's consulting arrangement and will continue to do so in the future. In addition to maintaining his residency in Wisconsin, Mr. Flynn continues to serve on the Board of several

Wisconsin based organizations including the Medical College of Wisconsin, the Green Bay Packers Inc. and St. Norbert College. He was also a founding member and Chair of the Midsize Bank Coalition of America.
During the CEO transition in 2021, Mr. Flynn played a significant role in introducing Mr. Harmening to key client relationships in Northeast Wisconsin including customers in our Wealth Management and Private Banking, Corporate Banking and Correspondent Banking businesses. Together, Mr. Flynn and Mr. Harmening met with over 200 clients and colleagues through hosted events that provided an opportunity to continue existing and build new relationships. In addition, Mr. Flynn facilitated the introduction of Mr. Harmening to Wisconsin Manufacturers & Commerce, of which Mr. Harmening is now a Board member, connected Mr. Harmening to the Midwest Banking Coalition of America, where he is now an active member, and provided Mr. Harmening introductions into key industry groups. As a result of this effort, all significant customers were retained, and overall, we experienced little to no significant customer turnover through the end of the 2021 fiscal year. Mr. Harmening stated in regards to the transition:

“Phil has been an invaluable resource in integrating me into Associated Bank. His deep knowledge of our customer relationships, our colleagues, and his long-standing, deep ties to our communities have made the transition almost seamless.”

In light of his extensive business relationships in the communities and with the customer base Associated serves, following his retirement from Associated on December 31, 2021, Mr. Flynn has agreed to provide consulting services to Associated through 2024 to continue to share with his Associated colleagues his critical expertise and invaluable relationships. We anticipate these services will be significant and are deemed by the Board to be important to maintain shareholder value. The services will include:
•Providing relationship continuity with important customers;
•Introducing senior management to key customer contacts;
•Assisting senior management in relationships with regulatory and other government officials;
•Providing representation on important community and civic organizations; and,
•Acting as Associated's goodwill ambassador in general.
In addition, Mr. Flynn will be available to answer questions regarding Associated or any of its subsidiaries and provide other services that Associated may request to promote the best interests of Associated and its subsidiaries.
2021 CEO Compensation
After an extensive search and consideration of several other candidates, the Board appointed Andrew J. Harmening President and Chief Executive Officer and a member of the Board of Directors, effective April 28, 2021. The Board determined that Mr. Harmening was the most qualified candidate given his significant experience, substantial knowledge, and critical leadership skills and that he was the best choice for Associated’s next CEO. Mr. Harmening brings to Associated many years of experience as a leader in consumer, small business and commercial banking and a track record of improving customers’ experience, spearheading innovative digital products, and driving profitable growth.

To recruit Mr. Harmening to join Associated as soon as possible, the Board determined it needed to provide him with a sign-on award that was, in part, an inducement to leave his former employer, given he had accumulated significant equity awards that he would forfeit on his departure. To compensate him for this loss in value, the Board determined to grant him a sign-on award of $7,300,000, which is reflected in the 2021 bar graph below under “Stock Awards.” It is important to note that this is a one-time award and Mr. Harmening will not be receiving a comparable award in 2022. The Committee decided to grant the award using purely time-based restrictions considering that the performance conditions of the forfeited awards were satisfied or were on track to pay out and that to include additional performance conditions on the replacement sign-on award was not viewed as appropriate to replace awards that were virtually certain to pay out should Mr. Harmening have remained with his prior employer. Almost one-half of the value of Mr. Harmening’s forfeited awards were time-based, or were performance-based awards that would have vested within two months and were on track to pay out at 150% of target (and ultimately did pay out at this level), or were “in the money” stock options that would have vested within two months. Approximately 30% of the value of the forfeited awards were other performance-based awards and were valued based on projected performance. The final portion of his forfeited awards (approximately 20%) were stock options and were valued using the intrinsic value (based on the degree to which they were “in the money”) since he was on track to receive significant gains due to the positive recent performance of his prior employer. The Committee viewed the grant of time-based awards as necessary to attract Mr. Harmening to join Associated given the significant awards he was leaving behind. To determine the value of this award, the Committee sought the advice of their executive compensation consultant, Mercer, who is a trusted advisor to the board of directors. Mercer has expertise in executive and director compensation and benefits, pay-for-performance alignment, and corporate governance. See the table below for a more detailed explanation of how Mercer calculated the value of Mr. Harmening's forfeited awards.

CEO Offer Letter
ASSESSMENT	Mercer assessed the value of the long-term incentive awards that Mr. Harmening would forfeit when he resigned from his prior employer to join Associated. The awards he received from his prior employer included stock options, time-based restricted stock units (RSUs) and performance share units (PSUs). The Committee assumed a start date of April 1, 2021, to exclude any long-term incentive awards that would vest before April 1, 2021, and a stock price of $16.00 per share (“prior employer assumed stock price”), consistent with the recent trading history of his prior employer’s stock at the time of the negotiations.
SHARE REPLACEMENT	Mercer reviewed documentation of Mr. Harmening’s outstanding and unvested long-term incentive awards, including grant amounts and vesting dates, and calculated the estimated value of the awards he would forfeit as follows:
Stock Options	The intrinsic value of unvested stock options scheduled to vest in May of 2021, 2022, 2023 and 2024 was calculated at approximately $2.2 million based on the prior employer assumed stock price minus the exercise price of each respective award. No estimates for potential future gain were included.
Time-Based RSUs	The number of unvested RSUs (including any accumulated dividends) multiplied by the assumed stock price for awards that were scheduled to vest in May of 2021, 2022, 2023, and 2024 was calculated at a value of approximately $1.7 million.
Performance Stock Units	The number of unvested PSUs (including any accumulated dividends) at target multiplied by the assumed stock price, except for the awards to be distributed May 1, 2021, which were valued at 150% of target based on his prior employer’s performance at the time of valuation. (Mr. Harmening’s prior employer subsequently disclosed this award paid out at 150% of target.) This assessment included three cycles of awards: the 2018 – 2020 cycle which was scheduled to be distributed May 1, 2021, the 2019 – 2021 cycle, and the 2020 – 2022 cycle. The value was calculated at approximately $3.4 million.
Total Value	Based on the analysis provided by Mercer, the estimated value of the awards Mr. Harmening would forfeit when he resigned from his prior employer to sign with Associated, the Committee determined to provide a “sign-on” award in the form of time-based RSUs with a value of $7,300,000 (based on the prior employer assumed stock price), less the value of any awards in which Mr. Harmening vests in 2021 with his prior employer. The number of Associated's shares subject to the sign-on award was determined by dividing the value of the forfeited awards by the average of the closing prices of our common stock for the 10 trading days ending before his start date. The sign-on award vested 25% after 30 days of employment and will vest 25% on each of the first, second and third anniversaries of his start date. The vesting schedule was tailored to replicate when the values would have been realized (if not forfeited) at his prior employer and to encourage retention.
ANNUAL COMPENSATION
2021 Target Pay (excluding replacement grant):
Base Salary: $1.0 million pro-rated to $675,000 given his April 28 hire date
Annual Incentive Target: 150% of Base Salary ($1.5 million) pro-rated to $1,125,000
Equity Grant Target: 250% of Base Salary ($2.5 million) pro-rated to $1,875,000
Total Target Compensation: $3,675,000

2022 Target Pay: Base Salary: $1.0 million Annual Incentive Target: 150% of Base Salary ($1.5 million) Equity Grant Target: 250% of Base Salary ($2.5 million) Total Target Compensation: $5.0 million

2021 Financial Performance
Associated continues to maintain a healthy balance sheet with strong capital and liquidity levels. We are committed to making investments to expand services, develop new products and services, and drive new business, further demonstrating our commitment to our strategic goals of enhancing shareholder value and to being a source of strength for our customers, colleagues and communities.

2021 Financial Highlights

Net Income	Net income of $351.0 million, was up compared with $306.8 million in 2020.
$351.0 million

Assets	Average assets were up slightly at $34.5 billion, compared with $34.3 billion in 2020.
$34.5 billion

Loans | Deposits	Average loans were down 2% at $24.1 billion, compared with $24.5 billion in 2020. Average deposits increased more than 6% year-over-year to $27.7 billion from $26.0 billion.
$24.1 billion in Loans $27.7 billion in Deposits

EPS | ROCET1(1)	Reported GAAP earnings per common share (“EPS”) of $2.18 and Return on Common Equity Tier 1 (“ROCET1”) of 12.08%, which reflects a year-over-year change of 17% and 8% respectively.
$2.18 | 12.08%

Dividends per common share	Declared dividends per common share of $0.76 in 2021, consistent with our focus on delivering value and returning capital to shareholders.
$0.76

Returned Capital to Shareholders	Repurchased over 6 million shares of Common Stock, returning capital of $133 million to shareholders.
$133 million
(1) The Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for the Corporation. The Corporation follows Basel III, subject to certain transition provisions. These regulatory capital measurements are used by management, regulators, investors, and analysts to assess, monitor and compare the quality and composition of the Corporation’s capital with the capital of other financial services companies. See Table 26 in Part II, Item 7 of our 2021 Form 10-K for a reconciliation of average Common Equity Tier 1.

Each year, the Committee establishes performance criteria and target performance levels to determine the targeted corporate pool available under the MIP. The amount of funds available in the corporate pool for distribution to all MIP participants is based on total Net Income After Tax (“NIAT”) and the Fully Tax-Equivalent Efficiency Ratio(a) (“Efficiency Ratio”) Company performance at target, which was approximately 12.2% of Associated’s budgeted pre-tax, pre-cash incentive profit and, for 2021 performance, represented approximately 10.6% of Associated’s actual pre-tax, pre-cash incentive results. The NIAT and Efficiency Ratio metrics were newly selected for 2021 because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders and reinforcing our priorities of income growth and efficiency improvement.
(a) The fully tax-equivalent efficiency ratio is noninterest expense (which included the provision for unfunded commitments), excluding other intangible amortization, divided by the sum of fully tax-equivalent net interest income plus noninterest income, excluding investment securities gains/losses, net. See Table 26 in Part II, Item 7 of our 2021 Form 10-K for a reconciliation to the Federal Reserve efficiency ratio.

Key Elements of Our Executive Compensation Program

The key elements of our executive pay program (salary, annual incentive, and equity awards) support the Committee’s philosophy of providing a balanced program of short- and long-term compensation that targets market-competitive pay levels to attract and retain top talent.

SALARY	ANNUAL INCENTIVE	EQUITY

Base pay that is targeted at the midpoint of the market and adjusted to account for individual performance and tenure	A formulaic annual award that is initially based on the achievement of total Company results and adjusted for individual performance	Equity awards represent the largest portion of executive pay with direct alignment to shareholder value and the value of our Common Stock
Key Executive Compensation Governance Practices
We believe our pay practices demonstrate our commitment to and alignment with shareholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and in addition to each member’s own business knowledge of best practices, it receives guidance on best practices and market trends from the Committee’s independent compensation consultant.

Strong governance is exemplified by the detailed chart below which describes the practices that are part of our programs.

We Do	We Don’t
Pay for performance by having a significant portion of executives’ compensation tied to Company performance and weighted toward the long-term.	X	Have excess perquisites (we limit perquisites to include only executive physicals, financial planning services, relocation and access to clubs only for business purposes).
Use Long-Term Incentive pay that is denominated and delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation benefits.
Use robust incentive plan governance that is reviewed by internal key experts, by the Committee, and by an independent third party as needed.	X	Pay dividend equivalents until the end of the performance period on unvested performance stock. Dividends are calculated based on the number of shares awarded.
Retain an independent compensation consultant selected by the Committee for executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers, colleagues or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Have a robust policy to clawback executive compensation in the event of a material restatement of financial statements.	X	Reprice stock options or Stock Appreciation Rights (SARs) without shareholder approval.
Hold an annual say-on-pay vote to elicit regular feedback from shareholders.
Hold proactive shareholder engagement meetings to solicit feedback.
Require stock ownership for executives based on a salary multiple of stock and retention of a portion of shares after vesting.

2021 Say-on-Pay Results
During our 2021 annual shareholder meeting, more than 94% of votes cast were in support of our 2020 executive compensation programs compared to a 37% vote in favor in 2020 with respect to our 2019 programs. In response to our 2020 result, we expanded our shareholder outreach program and focused on listening to our shareholders to obtain their feedback on our executive compensation program. We continued that approach in 2021 and have committed to maintaining an open and transparent dialogue with our shareholders.
Shareholder Engagement

Over the past two years, we have increased our shareholder engagement in part in response to shareholder concerns raised by our failed say-on-pay vote in 2020.

Term	Number of Investors Invited	Percent of Outstanding Shares	Number Accepting Request
Spring 2020	20	51%	6
Fall 2020	23	53%	11
Fall 2021	15	51%	3

We received positive feedback from shareholders about our revised compensation program. Shareholders were pleased that our new compensation program incorporates best practices and agreed that our new plan will effectively align pay with performance. See table below on “Key Changes to Executive Compensation Program for 2021” for pay program details.

Each year, we will continue to engage with our shareholders and listen to their feedback. We will discuss Company results, performance relative to industry trends, peer metrics, compensation plans, environmental, social and governance risks and initiatives, and the Company’s strategic direction.

Key Changes to Executive Compensation Program for 2021

As disclosed in last year's proxy statement, based on shareholder feedback received from our engagement through 2020 and to demonstrate our commitment to align executive pay with the long-term interests of our shareholders, we made the following changes to our compensation program for 2021:

WHAT WE HEARD	WHAT WE DID TO RESPOND
Better align pay for performance
•Established new annual incentive plan scorecard framework for the “MIP” to focus on Associated’s business priorities
•Increased proportion of long-term incentive that is performance-based from 50% to 75% for all NEOs
•Refined peer group to reflect more appropriate benchmarks for the Company by aligning the median total assets of the revised peer group with those of Associated to enhance assessments of pay competitiveness and the calibration of pay-for-performance outcomes

Eliminate guaranteed payouts under annual incentive plan	•Eliminated 25% payment floor for the MIP so plan will not fund if performance is below threshold, consistent with our Long-Term Incentive Performance Plan (“LTIPP”), which also has no payment floor

Insufficient rationale provided for increasing the CEO’s annual incentive plan target opportunity
•Set target opportunities for MIP at a consistent percentage of base salary based on the market median for all NEOs and reduced the CEO’s target long-term incentive to better align total compensation with peer group median

Simplify and disclose measures in the annual incentive plan to enhance pay-for-performance link
•Replaced matrix with a scorecard with two new metrics: Net Income After Tax (“NIAT”) (weighted 70%) and Efficiency Ratio (weighted 30%) to reinforce priorities of income growth and expense efficiency
•Required 50% of NIAT target to trigger funding of Efficiency Ratio metric

Consider a cap on total shareholder return (“TSR”) payout	•Limited payouts for TSR portion of the LTIPP to 100% of target if absolute TSR is negative at end of three-year performance period

Consider adjusting equity mix to align with sustained / long-term results
•Set target opportunities for all NEOs for long-term incentive plans based on a philosophy of paying at market median to align with market practice
•Increased weighting of performance shares to 75% of total long-term incentive opportunity
•Eliminated use of stock options to increase the weighting on performance stock

Eliminate overlapping EPS metric in annual and long-term incentive plans
•Eliminated overlapping metrics by replacing EPS as a performance metric in both the MIP and LTIPP to focus on our priorities of income growth and expense efficiency and to eliminate the impact of stock repurchases

Consider use of Return on Equity or other book value metric in LTIPP
•Focused LTIPP performance shares on two performance metrics relative to the new peer group: three-year TSR and ROCET1, which is calculated based on the definition used by the Federal Reserve of GAAP net income divided by average Common Equity Tier 1

Enhance disclosure on compensation program and shareholder feedback and engagement
•Disclosed range of performance and pay outcomes for MIP and LTIPP ending in 2021
•Scorecards for MIP payouts are disclosed
•Disclosed relative performance scale for LTIPP
•Enhanced disclosure of shareholder feedback and engagement process

OVERVIEW OF COMPENSATION METHODOLOGY
Philosophy and Objectives
Associated’s executive compensation program is designed to provide each executive officer with a competitive total compensation package aligned with several objectives, including:
•providing a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;
•targeting compensation at market-competitive median levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•providing a competitive mix of short-term and long-term variable compensation; and
•attracting and retaining executives whose judgment and leadership abilities result in overall success for Associated and increased value to our shareholders.
The Committee used these objectives to drive the design of the 2021 Executive Compensation Program by targeting total compensation for the NEOs and other executive officers at approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. Consideration was also given to individual factors based on performance evaluations. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract high-quality executives to join Associated and to retain our experienced, high-performing executive officers. The allocation of the various components of the NEOs’ total compensation package is described below in the “Components of Total Executive Compensation for 2021” section beginning on page 35.
Peer Group
Each year, the Committee, with the input of the compensation consultant, reviews and assesses the peer group. After a comprehensive review, the Committee approved the 2021 peer group, which consisted of 20 bank holding companies that the Committee and compensation consultant believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition (engaged in lines of business similar to Associated.) Our peer group selection process considers the following:
•Banks with asset size between 0.5x to 2.0x Associated’s assets;
•An overall comparison of company structure and services; and
•How frequently the banks were selected as peers by other banks.

For 2021, based on the advice of our compensation consultant, the Committee refined the peer group to reflect more appropriate benchmarks for the Company by more closely aligning the median total assets of the peer group with those of Associated. Companies that were removed due to their larger size included Comerica and two peers that merged, First Horizon and IBERIABANK. Companies that were added, each with total assets below the median, included Sterling Bancorp, Pinnacle Financial Partners, Inc., and Old National Bancorp. The companies selected for the 2021 peer group ranged in asset size from approximately $23.0 billion to approximately $81.5 billion. The median asset size of the companies in the peer group was approximately $35.0 billion, compared to Associated’s assets of $33.4 billion, as of December 31, 2020.
The 2021 peer group companies were:

2021 Peer Group
BankUnited, Inc.	Old National Bancorp	UMB Financial Corporation
BOK Financial Corporation	People’s United Financial	Umpqua Holdings Corporation
Commerce Bancshares, Inc.	Prosperity Bancshares	Valley National Bancorp
Cullen/Frost Bankers, Inc.	Pinnacle Financial Partners, Inc.	Webster Financial Corporation
East West Bancorp, Inc.	Synovus Financial Corporation	Wintrust Financial Corporation
F.N.B Corporation	Sterling Bancorp	Zions Bancorporation
Hancock Whitney Corporation	TCF Financial Corporation (*)
(*) TCF Financial Corporation was acquired by Huntington Bancshares in 2021.
While the peer group is a key point of comparison in the total compensation strategy, the Committee also took into account broader banking and financial services industry survey data as part of its compensation determinations to provide additional market context. The compensation consultant analyzed compensation data from the 2019 Willis Towers Watson Executive Financial Services Survey, including members of Associated’s peer group, and peer company public filings. In analyzing the data, the compensation consultant advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation.
When making compensation-related decisions, the Committee considered information that compared each executive officer’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points. For 2021, to enhance assessments of pay competitiveness and the calibration of pay-for-performance outcomes, target opportunities for the MIP were set at a consistent percentage of base salary based on the market median for all NEOs to better align with market practice. In reviewing CEO and NEO compensation, the Committee determined, with input from the compensation consultant, that total direct compensation (sum of total cash and long-term incentive opportunities) is in aggregate, close to both the peer group and the broader financial services median market levels and continues to be sufficient to attract and retain qualified, high caliber leaders.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2021
To support Associated’s pay-for-performance philosophy, the Committee has used multiple compensation components that are a mix of both short- and long-term pay. The following chart depicts the Committee’s design decisions that create a competitive executive pay program.

	BASE SALARY	ANNUAL INCENTIVE	TIME-BASED STOCK	PERFORMANCE STOCK
Performance Type	Short-Term		Long-Term
Award Type	Cash		Equity
Description	Salary based on peer and market comparison and individual performance	Annual cash incentive opportunity based on overall Company and individual performance	RSUs that vest equally each year (weighted at 25%)	PRSUs based on Company performance that cliff vest at end of performance period (weighted 75%)
Performance Period	Ongoing	1-year	4-year	3-year
Measurement	•Responsibilities •Market data •Performance	•Net Income After Tax (weighted 70%) •Efficiency Ratio (weighted 30%)	•Market data •Individual performance	•ROCET1 performance relative to peers (weighted 50%) •TSR performance relative to peers (weighted 50%)
Pay Determination	Market-based	Formulaic: Target x Company Performance + Individual Performance Payout range from 0% to 175% Limited positive discretion of up to 20% for individual performance and no cap on negative adjustments	Formulaic: Salary x Target	Formulaic: Salary x Target x Company Performance Two independent, equally weighted metrics 50% target shares x ROCET1 performance + 50% target shares x TSR performance Payout range from 0% - 150%
Objectives	Attract and retain qualified high caliber leaders	Incentive compensation that reflects Associated’s annual performance	Align executive interests and compensation with long-term shareholder results	Provide equity incentive for achieving certain specified long-term business goals
Evaluation	Reviewed annually
Composition of Total Compensation
The Committee continually monitors the total compensation of the CEO and other NEOs against Associated’s pay philosophy and leverages research by the compensation consultant in determining appropriate levels of compensation. The Committee uses input from the CEO in setting the compensation of the other NEOs and his assessment of NEO performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives in determining pay outcomes.
Total compensation packages for the CEO and NEOs are composed of both fixed and variable (performance-based) components and include annual and long-term compensation. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.

For 2021, variable elements continued to constitute the majority of the CEO and each NEO’s total compensation, with long-term, equity-based incentives representing the majority of the variable component of compensation. This pay mix provides a direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the Company’s executive compensation program. Prior to 2021, the short-term incentive targets were based on prior year actual awards. Beginning with 2021, short-term incentive targets were established as a percent of base salary, consistent with market practice. This change resulted in significant reductions in the short-term incentive plan target opportunities for the following three NEOs: Mr. Del Moral-Niles: 17%; Mr. Utz: 25%; and Mr. Erickson: 13%; and excluding Mr. Flynn, an increase for only one NEO: Mr. Stein: 3%. The table below contains specific information regarding the components of each NEO’s 2021 target direct compensation and the percentage change from the prior year target value of each component.

2021 Target Compensation and % Change from 2020

	Base Salary	% Change	Short-Term Incentive Target	% Change	Long-Term Incentive Target	% Change
Mr. Harmening (1)	$1,000,000	N/A	$1,500,000	N/A	$2,500,000	N/A
Mr. Flynn	$1,250,000	0%	$1,062,500	9%	$678,125	-74%
Mr. Del Moral-Niles	$505,000	0%	$378,750	-17%	$606,000	0%
Mr. Utz	$445,000	0%	$333,750	-25%	$534,000	0%
Mr. Erickson	$460,000	0%	$299,000	-13%	$460,000	0%
Mr. Stein	$410,000	0%	$307,500	3%	$492,000	0%
(1) Table indicates full-year targets and are not prorated based on Mr. Harmening's effective date of April 28, 2021.
Further illustrating the mix of each NEO’s target compensation for 2021, the chart below emphasizes the at-risk components of our executive compensation plan, with each component expressed as a percentage of the target total direct compensation for Mr. Harmening (CEO), non-prorated, and the average target mix for the other NEOs.

20%
30%
50%
AT RISK
35%
25%
40%
Base Salary
MIP
Long-Term Incentives
• Restricted Stock
• Performance Units
CEO
NEO

ANNUAL TOTAL COMPENSATION
Base Salary
The Committee’s intention is to pay NEOs base salaries that are competitive and approximate the midpoint of the market, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year. For 2021, base salaries were determined to be within targeted market median ranges and no modifications were made to the NEOs' base salaries.

Annual Incentive Award
Associated’s core philosophy is that it takes all colleagues working together to serve our customers for the Company to be successful. That is why we designed our annual incentive program to pay all incentive compensation, other than commissions, from a single pool that is funded solely based on the success of the Company as a whole. Associated’s annual incentive program is referred to as the MIP. The NEOs, the Executive Leadership Team and all other incentive-eligible colleagues are provided the opportunity to earn an annual incentive under the MIP for 2021.
On an annual basis, the Committee establishes performance criteria and target performance levels to determine the targeted corporate pool available under the MIP. The total pool amount is determined based on Associated’s achievement of objective financial criteria selected by the Committee, but is limited by the annual individual maximum as set forth under the terms of the shareholder approved 2020 Incentive Compensation Plan. The amount of funds available in the corporate pool for distribution to all participants under the MIP is a function of total Corporate NIAT (weighted 70%) and the Fully Tax-Equivalent Efficiency Ratio (weighted 30%) performance at target, which was approximately 12.2% of Associated’s budgeted pre-tax, pre-cash incentive profit and, for 2021 performance, represented approximately 10.6% of Associated’s actual pre-tax, pre-cash incentive results.
The NIAT and Efficiency Ratio metrics were newly selected for 2021 because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders, reinforcing the priorities of income growth and efficient use of assets and management of expenses. Both metrics are transparent and are publicly available. When combined we believe these metrics create a balance between profitability and the quality of earnings and reflect the financial success of the Company while protecting the safety and soundness of the Company.

With respect to the choice of MIP metrics, for 2021 the Committee chose NIAT to incentivize actual income growth, exclusive of share buyback activity and Efficiency Ratio to motivate our executive officers to emphasize efficient growth in driving shareholder value. More than 50% achievement for NIAT performance is required for funding of Efficiency Ratio achievement. Additionally, the minimum floor was eliminated, resulting in a range of funding from 0% to 175%.

For 2021, the target corporate pool funding of 100% was based on a combination of two performance criteria: (1) NIAT with a target of $280 million, and (2) Efficiency Ratio with a target of 63%. The following table provides the schedule of metrics, goals and achievements toward goals, as determined by the Committee, as well as actual 2021 results.

The graphic below demonstrates the corporate pool funding and distribution methodology.
Once the amount of the corporate pool is determined, the funds are divided into business line sub-pools, including an executive incentive pool, out of which individual awards are paid. Sub-pools are determined for individual revenue-producing business lines based on actual financial results. The amount of each individual award is determined by the accountable Executive Leadership Team members or, in the case of the members of the Executive Leadership Team, by the Committee based on the recommendations of the CEO. The Committee decided to modify the MIP beginning in 2021 to set target opportunities for all NEOs at a consistent percentage of salary based on the market median to align with market practice.

The Committee has the ability to modify the payment based on a number of factors as outlined in the 2020 Incentive Compensation Plan, such as mergers and acquisitions, tax law changes, and other performance measures.

Downward Adjustment to Annual Incentive

The Committee approved NIAT of $351 million and Efficiency Ratio of 64.5% as the 2021 actual results, resulting in the corporate pool funding of 133% of the targeted funding level. As the Committee reflected on the overall financial performance of the Company and the factors that influenced results, it noted a significant provision release which increased the achievement results. The Committee, taking into account true operating earnings which reflect the significant provision release, decided to adjust performance results downward to approve funding at 110%. The CEO’s and other NEOs’ annual incentive opportunities are linked directly to Corporate NIAT and Efficiency Ratio performance and the incentive amounts earned are based on these objective financial results within the MIP metric achievements as well as achievement of strategic goals, business line and individual performance, and other qualitative and quantitative factors for each NEO.

The Committee approved these performance results for purposes of determining the aggregate amount available in the MIP pool for annual incentive payments. The Committee then determined the amount of the MIP payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement. The Committee does have limited positive discretion of 20% for individual performance and no cap on negative adjustment, but chose not to utilize such discretion, either positive or negative on any individual award.

Achieved Incentive Performance Results as a Percent of Target
Named Executive Officer	Target	Actual	Percent of Target
Company Achievement			133%
Andrew J. Harmening (1)	$1,125,000	$1,237,500	110%
Philip B. Flynn (2)	$1,062,500	$1,168,750	110%
Christopher J. Del Moral-Niles	$378,750	$416,600	110%
John A. Utz	$333,750	$367,100	110%
Randall J. Erickson	$299,000	$328,900	110%
David L. Stein	$307,500	$338,300	110%
(1) Target is prorated for 2021 per offer letter. (2) Target per retirement agreement.

LONG-TERM INCENTIVE COMPENSATION
The Committee believes that a significant portion of an executive officer’s total pay should be represented by and tied directly to the performance of the Company to ensure that the interests of the executive officer and the shareholders are in close alignment. Also, the Committee has designed our long-term incentive plan so that the performance of Associated’s stock has a strong correlation to the actual total compensation an executive receives over time. To align executives' interests with those of shareholders, the Committee designed Associated’s 2021 long-term incentive program to include two key long-term elements: time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”). PRSUs are granted under the LTIPP described below. For 2021, time-based RSUs were decreased from 50% to 25% of the long-term component of the overall program and PRSUs were increased to 75% as noted in the charts below. Beginning with the 2021 LTIPP, the Committee eliminated the use of stock options and increased the amount of PRSU awards to further align pay and performance. Individual grants, as a percent of base salary, are listed in the table below.

Long-Term Incentive Grants as a Percent of Non-Pro Rated Base Salary
Named Executive Officer	RSUs	PRSUs	Total Long-Term Incentive
Andrew J. Harmening	62.5%	187.5%	250.0%
Philip B. Flynn (1)	13.6%	40.7%	54.3%
Christopher J. Del Moral-Niles	30.0%	90.0%	120.0%
John A. Utz	30.0%	90.0%	120.0%
Randall J. Erickson	25.0%	75.0%	100.0%
David L. Stein	30.0%	90.0%	120.0%
(1) Reflects terms of Mr. Flynn's Retirement Agreement
Restricted Stock Units
RSUs that vest over a defined period, the value of which varies based on the performance of Associated’s Common Stock, creates alignment between executive pay and shareholder value and promote executive retention.

The RSUs granted in 2021 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2020 Incentive Compensation Plan. When calculating the value of RSUs for the purpose of making these grants, the Committee used the grant date value of the RSUs.
PRSUs Under the Long-Term Incentive Performance Plan
Under the LTIPP, participants receive awards of PRSUs, calculated as a percentage of each participant’s base salary at the inception of the performance period. Actual payouts from the LTIPP will be based on Associated’s results during the specified measurement period relative to goals approved by the Committee with respect to the particular LTIPP performance measurement period. Grants under the 2019 LTIPP are subject to the terms of the 2017 Incentive Compensation Plan and the grants under the 2021 LTIPP are subject to the terms of the 2020 Incentive Compensation Plan.
2021 LTIPP
The 2021 LTIPP is based on a three-year performance period that began on January 1, 2021, and will end on December 31, 2023. Based on the Company’s performance during the period, the number of actual shares that vest can range from a minimum of 0% to a maximum of 150% of the target award.
The performance criteria established by the Committee to determine the vesting of PRSUs are equally weighted, additive measures and are based on Associated’s relative TSR and relative ROCET1 versus its peer group, over the 2021-2023 performance period. For the 2021 LTIPP, relative ROCET1 replaced cumulative Earnings Per Share. The Committee believes relative ROCET1 is an important indicator of prudent capital stewardship and measures profitability by showing how much profit is generated (reported net income) with the capital our shareholders have invested (equity) and how efficiently we have deployed those funds, compared to our peers. Relative ROCET1 performance below the 30th percentile of peers, results in no payout for the ROCET1 metric.

The Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it directly aligns with shareholder interests and encourages management to outperform peers in the creation of shareholder value. Relative TSR performance below the 30th percentile of peers results in no payout for the TSR metric. Based on common market practice, relative TSR is calculated using a 30-day share price average.

Payouts for each portion of the LTIPP will require 50th percentile performance for a target payout. If absolute TSR is negative at the end of the three-year performance period, TSR payout will be limited to 100% of target.

2019 LTIPP Performance Period Completed
The 2019 LTIPP was based on a three-year performance period that began on January 1, 2019, and ended on December 31, 2021, with the vesting opportunities ranging from a minimum of 0% to a maximum of 150% of the target award. The target three-year cumulative EPS growth rate was set based on a combination of budget and the publicly available 20-year BKX Bank Index which takes into account business cycles.
The performance criteria established by the Committee to determine the vesting of PRSUs are equally weighted and were based on Associated’s cumulative EPS for the performance period and Associated’s TSR relative to the peer group. TCF Financial Corporation's relative TSR was excluded from the 2019 LTIPP performance calculation due to the 2019 merger with Chemical Bank, where Chemical Bank was the surviving company. IBERIABANK Corporation was also excluded from the 2019 LTIPP performance calculations due to the 2020 merger with First Horizon, where First Horizon was the surviving company.
In 2020, the Committee elected to exclude the gains from the sale of ABRC resulting in the use of an adjusted non-GAAP EPS. In addition, the original EPS target for all active plans was modified and the EPS target for the 2019 LTIPP was changed from $6.40 to $6.07, to remove the budgeted financial contribution related to ABRC, which was sold in 2020. Targeted TSR performance was the 50th percentile of the peer group. New for the 2019-2021 grants, LTIPP awards no longer pay at target for performance below 50% for the TSR metric.
2019 - 2021 LTIPP Vesting
EPS performance of $5.28 underperformed targeted EPS of $6.07. EPS results in 2019 and 2021 were not adjusted; however, the EPS result for 2020 was adjusted to exclude the one-time gain from the sale of ABRC. The Committee approved the 2021

EPS of $2.18 to be used with previously approved 2020 EPS of $1.19 and 2019 EPS of $1.91. Combined with Associated's relative TSR ranking at the 6th percentile of the peer group, the PRSU grant applicable to the 2019-2021 performance period vested at 33.7% of target. The target payouts for the 2019-2021 LTIPP were below target and demonstrate the rigor of the long-term incentive program and the alignment of executive pay with company performance and the alignment of executives’ interests with those of shareholders over the long term.

Risk Assessment
The Committee, along with members of Associated’s Executive Risk Committee, Incentive Compensation Risk Assessment Committee (ICRA), Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangements, conducted a full annual risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process which evaluates the effectiveness of Associated’s incentive compensation programs and ensures they are aligned with the Company’s safety and soundness principles. Following the reviews with members of Associated’s Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated’s compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do the plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.

OTHER BENEFIT PROGRAMS
Deferred Compensation Plan
Associated maintains a non-qualified deferred compensation plan to allow certain colleagues who are deemed to be highly compensated under IRC Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement.
Participants are offered the opportunity to defer from $10,000 up to 50% of base salary and up to 75% of cash incentive compensation. Participants can choose from various investment options. The participant can elect to receive payment of deferred amounts either in a lump sum, or five or ten equal annual installments; payments may be received while in service or six months following separation from Associated. (Distributions during employment are possible in the event of an unforeseeable emergency.) The participant retains all rights to amounts in his or her account if employment terminates for any reason. All NEOs were eligible to participate in the deferred compensation plan in 2021; however, none elected to participate in 2021.
Deferred Stock Election
Executive Leadership Team members may elect to defer receipt of up to 100% of their RSUs under our Deferred Stock Election program. This program provides further personal financial management tools for executive officers and enhances the alignment with shareholders by focusing on the long-term goal of increasing capital gains. All NEOs were eligible to elect to defer receipt of shares in 2021 and Mr. Utz elected to defer.

Retirement Plans
Retirement Account Plan
The Associated Banc-Corp Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate the first day of the plan year in which the participant completes 12 months of service (service is defined as working a minimum of 1,000 hours within the year). The colleague becomes a “Participant” in the Plan the first January 1 or July 1 after completion of the service eligibility requirement. Each participant receives an accrual of 3% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $290,000 in 2021. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited service, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, with the exception of Mr. Harmening, have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement.
401(k) Plan
Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants, including the NEOs. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2021 was equal to 100% of the first 5% of each participant’s contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability, or death. All participants are fully vested in both their own contributions and Associated’s matching contributions. Participants have more than 30 investment fund selections available including the Associated Banc-Corp Common Stock Fund.
Supplemental Executive Retirement Plans
In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP.” The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated’s RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated’s Executive Leadership Team, which includes the NEOs.
Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.
Flynn SERP. The Committee adopted a Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn’s SERP, Mr. Flynn retained the accrued benefits under the SERP provisions of his expired employment agreement and received accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash incentive, less the amount of the IRS annual compensation limit. For 2021, the accrual percentage was 12.5%. All accruals in Mr. Flynn’s SERP account were unsecured and fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options.
Under the Retirement Agreement dated as of January 19, 2021 between the Company and Mr. Flynn, Mr. Flynn received a contribution to the SERP at a minimum of 12.5% of his eligible compensation through his retirement date of December 31, 2021. See “Philip Flynn Retirement Agreement,” below.
To comply with the Company's obligations under Mr. Flynn's Retirement Agreement, in January 2022, the Compensation and Benefits Committee approved a waiver to the requirement under the SERP that the participant be employed by the Company on the contribution date in order to accrue a benefit under the SERP. As a result, Mr. Flynn received a final contribution to his SERP in February 2022 and his plan will be discontinued upon completion of all distributions.

Perquisites
Limited perquisites provided to NEOs in 2021 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of our executives; financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers; relocation benefits for new or transferring executives, and the payment of social and similar club dues to give the NEOs access to social and similar clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social and similar clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating colleagues.
Employment and Post-Termination Arrangements with NEOs
Associated does not have employment agreements with any of the NEOs. Mr. Flynn and Mr. Del Moral-Niles have each entered into a Retirement Agreement (see “Philip Flynn Retirement Agreement” and "Christopher Del Moral-Niles Retirement Agreement" below for more information). Other than Mr. Flynn and Mr. Del Moral-Niles, the NEOs do not have agreements with respect to post-termination benefits. The Committee believes that each NEO’s separation situation should be evaluated on a case-by-case basis. This approach provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its NEOs in the event of a separation. Post-termination benefits paid to a former NEO will generally be paid under the Associated Banc-Corp Severance Pay Plan, a fully discretionary plan for management colleagues that limits the Committee’s award of a benefit to a maximum of 200% of a former colleague’s annual base salary. The Retirement Agreements between the Company and Mr. Flynn and Mr. Del Moral-Niles, respectively, supersede any benefits potentially payable to them under the Associated Banc-Corp Severance Pay Plan.

Change of Control Agreements
Each of the NEOs, excluding Mr. Flynn and Mr. Del Moral-Niles, and all other Executive Leadership Team members have Change of Control Agreements (“COC Agreements”) which were put in place in 2018 or, if later, when they became an executive officer of the Company. The payments and benefits provided under the COC Agreements maintain a “double trigger” and are not payable upon (1) a termination of an executive’s employment for “Cause” or a resignation by an executive without “Good Reason” or (2) any termination of an executive’s employment prior to a “Change of Control” (each as defined in the COC Agreements). These COC Agreements are summarized in the “Potential Payments Upon Termination or Change of Control” section beginning on page 51.
The Retirement Agreements between the Company and Mr. Flynn and Mr. Del Moral-Niles, respectively, effectively supersede their COC Agreements.

COMPENSATION DECISIONS FOR 2022
The Committee, assisted by its compensation consultant, thoroughly reviewed each element of compensation and approved the restructured program that reflects our new strategic plan to expand our lending capabilities, grow our core businesses and transform our digital strategy. The revised 2022 executive compensation program includes more appropriate metrics to drive Associated’s business strategy of maximizing profitable growth while maintaining credit quality and managing expense. The Committee believes the 2022 executive compensation program supports management's plans to accelerate our business, incorporates best practices and will properly align pay with performance.

For 2022, the Committee reviewed and approved changes to both the short- and long-term incentive plans to support our plans to strategically drive revenue growth across our core business lines while also expanding our portfolio to ultimately deliver higher shareholder returns. These modifications included:
The 2022 MIP metrics were chosen to accelerate our business and support our new strategic plan as follows:
•NIAT: Incentivize actual income growth;
•Revenue before provision for credit losses: Incentivize committed growth; and,
•Operating leverage: Emphasize growing revenue faster than expenses and motivate efficient growth to drive shareholder value.

For the 2022-2024 LTIPP metrics, the Committee reviewed and approved relative TSR and relative ROATCE as the performance metrics. Performance will be determined based on results against the KBW Regional Bank Index Companies. A threshold of 30% relative TSR will remain in place with no payout for that metric below threshold. The ROATCE measures profitability by showing how much profit we generate with the capital our shareholders have invested, with the exception of goodwill and other balance sheet items unable to be influenced, and how efficiently we have deployed those funds. This approach addresses challenges of multi-year relative goal setting in the current environment. Maintaining the three-year performance period reinforces the retentive impact of the opportunities, and will ensure that executives are paid for long-term, consistent performance.

COMPENSATION GOVERNANCE
Role of Independent Compensation Consultant
In 2021, the Committee engaged Mercer (US) Inc. (“Mercer”) to advise on a variety of matters relating to the executive compensation program and conduct a thorough re-engagement process each year. In 2021, Mercer performed a competitive analysis of Associated’s senior executive compensation levels and incentive practices, worked with the Committee on plan design changes and performed related assistance, which the Committee affirmed were in-line with expectations and best practices.
The Committee previously established procedures that it considers sufficient to ensure that the advice of the compensation consultant to the Committee remains objective and is not influenced by Associated’s management, including:
•Direct reporting relationship of the compensation consultant to the Committee;

•Provision in the Committee’s engagement letter with Mercer specifying the nature of the work to be conducted and the role that management may play in that work; and
•Annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.
Role of Management
As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and compensation consultant, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of the NEOs, other than himself, and the Committee determines CEO compensation in executive session without the CEO present.
Role of the Committee
The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Associated’s executive compensation program. Our Committee works closely with the compensation consultant to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:
•Establishing and approving compensation and benefit policies;
•Approving the amount and form of compensation for Associated’s executives and non-management directors; and
•Issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement and Form 10-K.

POLICIES
Accounting and Tax Considerations
Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.
Clawback of Compensation
Since 2013, the Committee approved and Associated has had in place, a Clawback Policy that requires members of the Executive Leadership Team of Associated, including the NEOs, to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague’s intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, the Company shall recover amounts in excess of the cash incentives and equity awards payable under Associated’s restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated’s Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. The SEC has issued proposed rules relating to specific clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.
Anti-Pledging and Anti-Hedging Policy
Associated’s Insider Trading Policy prohibits executive officers, colleagues and directors from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.

Security Ownership Guidelines for Executive Officers
Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the Executive Leadership Team and other key executives identified by the CEO. Associated’s executive stock ownership guidelines, which apply to all of the NEOs and other key executives identified by the CEO, include:

•A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and
•Additional required holdings calculated as a multiple of the executive officer’s annual base salary: six times for Mr. Harmening and three times for each of the other executive officers subject to the guidelines.

For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, and unvested restricted stock awards. All Associated NEOs are within the expected guidelines of the stock ownership requirements. The executive stock ownership guidelines are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 15.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.
THE COMPENSATION AND BENEFITS COMMITTEE

John F. Bergstrom, Chairman
Eileen A. Kamerick
Gale E. Klappa
Karen T. van Lith

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)(6)
Andrew J. Harmening President and CEO	2021	$675,000	$9,174,980		$1,237,500	$—	$242,612	$11,330,092

Philip B. Flynn Special Advisor and Former President and CEO	2021	$1,250,000	$678,117		$1,168,750	$10,864	$285,794	$3,393,524
	2020	$1,250,000	$1,968,724	$656,249	$—	$11,320	$274,013	$4,160,306
	2019	$1,250,000	$1,968,728	$656,248	$977,705	$12,217	$275,399	$5,140,297
Christopher J. Del Moral-Niles Executive Vice President, Chief Financial Officer	2021	$505,000	$605,985		$416,600	$10,815	$39,050	$1,577,450
	2020	$505,000	$454,477	$151,499	$—	$11,254	$43,560	$1,165,791
	2019	$505,000	$454,484	$151,497	$455,000	$12,119	$39,520	$1,617,620
John A. Utz Executive Vice President, Head of Corporate Banking and Milwaukee Market President	2021	$445,000	$533,998		$367,100	$10,864	$41,910	$1,398,872
	2020	$444,167	$400,467	$133,497	$—	$11,320	$62,133	$1,051,584
	2019	$434,167	$391,514	$130,499	$445,000	$12,217	$61,225	$1,474,622
Randall J. Erickson Executive Vice President, General Counsel & Corporate Secretary	2021	$460,000	$459,970		$328,900	$10,354	$43,564	$1,302,789
	2020	$460,000	$344,973	$114,999	$—	$10,625	$57,263	$987,860
	2019	$460,000	$344,985	$114,998	$345,000	$11,191	$56,518	$1,332,692
David L. Stein Executive Vice President, Head of Consumer & Business Banking and Madison Market President	2021	$410,000	$491,972		$338,300	$14,106	$38,640	$1,293,018
	2020	$408,750	$368,991	$122,998	$—	$14,546	$52,832	$968,118
	2019	$395,000	$296,233	$98,748	$300,000	$15,509	$56,085	$1,161,575
(1)    Stock Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2021 Form 10-K. The grant date fair value of the 2021 performance-based RSU awards at the maximum level is approximately $2,109,371, $762,872, $681,747, $600,748, $517,473, and $553,467 for Mr. Harmening, Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively. Beginning in 2021, options are no longer granted.
(2)    Amounts reported in this column reflect incentive awards provided under the “Management Incentive Plan,” described in the “Annual Total Compensation - Annual Incentive Award” section beginning on page 37.
(3)    Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 42 and in the Pension Benefits in 2021 table on page 50.
(4)    Amounts in All Other Compensation for 2021 include the following:
•Employer payment of relocation services for Mr. Harmening;
•Employer match on each participating NEO’s 2021 contributions to the 401(k) Plan;
•2021 employer contributions to the SERP for each of the NEOs that qualified. Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 42 and in the Nonqualified Deferred Compensation in 2021 table on page 50;
•Employer payment of financial planning services;
•Employer payment of social and similar club dues for Messrs. Erickson and Stein and a corporate club membership for which Mr. Erickson is the named member;
•Employer payment of executive physicals for Mr. Flynn;
•Employer payment of wellness rewards; and
•Employer match on each participating NEOs' 2021 contributions to the Employee Stock Purchase Plan.
(5)     The bonus column has been removed from the Summary Compensation Table because NEOs have not received discretionary or other bonus payments in the last three years.

Name	Relocation	401(k) Match	SERP Contribution	Financial Planning Services	Social and Similar Club Dues	Executive Physicals	Wellness Rewards	ESPP Stock Match
Andrew J. Harmening	$242,412	—	—	—	—	—	$200	—
Philip B. Flynn (a)	—	$14,500	$227,969	$39,825	—	$3,500	—	—
Christopher J. Del Moral-Niles	—	$14,500	$17,200	$7,350	—	—	—	—
John A. Utz	—	$14,500	$12,400	$13,275	—	—	$400	$1,335
Randall J. Erickson	—	$14,500	$13,600	$13,275	$2,189	—	—	—
David L. Stein	—	$14,500	$9,600	$12,000	$2,540	—	—	—
(a) Reflects Financial Planning Services benefit through 2023.

(6)    For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation - Compensation Discussion and Analysis” section beginning on page 26.

GRANTS OF PLAN-BASED AWARDS DURING 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. Harmening (4)	4/28/2021	−	−	−	−	−	−	360,583	−	−	$7,768,732
	4/28/2021	−	−	−	−	64,566	96,849	−	−	−	1,406,247
		750,000	1,125,000	1,968,750	−	−	−	−	−	−	−
Philip B. Flynn	2/1/2021	−	−	−	−	−	−	9,387	−	−	$169,529
	2/1/2021	−	−	−	−	28,161	42,241	−	−	−	508,588
		−	1,062,500	1,859,375	−	−	−	−	−	−	−
Christopher J. Del Moral-Niles	2/1/2021	−	−	−	−	−	−	8,388	−	−	$151,487
	2/1/2021	−	−	−	−	25,166	37,749	−	−	−	454,498
		−	378,750	662,813	−	−	−	−	−	−	−
John A. Utz	2/1/2021	−	−	−	−	−	−	7,392	−	−	$133,500
	2/1/2021	−	−	−	−	22,176	33,264	−	−	−	400,499
		−	333,750	584,063	−	−	−	−	−	−	−
Randall J. Erickson	2/1/2021	−	−	−	−	−	−	6,367	−	−	$114,988
	2/1/2021	−	−	−	−	19,102	28,653	−	−	−	344,982
		−	299,000	523,250	−	−	−	−	−	−	−
David L. Stein	2/1/2021	−	−	−	−	−	−	6,810	−	−	$122,989
	2/1/2021	−	−	−	−	20,431	30,646	−	−	−	368,984
		−	307,500	538,125	−	−	−	−	−	−	−
(1)    Reflects annual incentive opportunities under the 2021 MIP. Amounts shown in the target column are equal to the individual target amounts paid under the MIP for 2021 and served as the base amounts used by the Committee for determining the annual incentive payments under the 2021 MIP. Amounts shown in the maximum column are equal to the maximum MIP opportunity, which are based on a funding maximum of 175%. In addition, there is the potential for a limited positive discretion of up to 20% for individual performance, and no cap on negative adjustments. Amounts shown in threshold column are equal to the minimum MIP opportunity. The 2021 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2020 Compensation Incentive Plan, the plan under which the 2021 MIP is administered. See “Annual Total Compensation - Annual Incentive Award” beginning on page 37 for additional details.
(2)    Reflects performance-based RSU grants made to the NEOs under the 2021 LTIPP. The threshold and maximum amounts represent the 0% and 150% limits within the LTIPP. See “Long-Term Incentive Compensation” beginning on page 39 for additional details.
(3)    See “Policies - Accounting and Tax Considerations” on page 45. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2021 Form 10-K.
(4)    Threshold for Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflective of Mr. Harmening's minimum guarantee per his sign-on agreement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested
	(1)	(1)		(1)		(2)	(3)	(2)

Andrew J. Harmening					21,522 (7)	$486,182	64,566	$1,458,546
					254,295 (8)	$5,744,524

Philip B. Flynn	119,929	—	$25.20	2/6/2027			112,835	$2,548,943
	141,268	—	$24.25	2/6/2028
	169,857	—	$22.01	2/5/2029
	248,583	—	$20.32	2/4/2030

Christopher J. Del Moral-Niles	28,380	—	$25.20	2/6/2027	1,562 (4)	$35,286	44,713	$1,010,067
	25,682	8,561	$24.25	2/6/2028	5,282 (5)	$119,320
	19,606	19,606	$22.01	2/5/2029	5,592 (6)	$126,323
	14,346	43,041	$20.32	2/4/2030	8,388 (7)	$189,485

John A. Utz	12,659	—	$14.02	1/22/2023	1,315 (4)	$29,706	39,308	$887,968
	14,755	—	$17.02	1/27/2024	4,771 (5)	$107,777
	8,510	—	$17.67	3/17/2024	4,927 (6)	$111,301
	39,543	—	$17.24	2/2/2025	7,392 (7)	$166,985
	38,135	—	$17.38	2/1/2026
	24,465	—	$25.20	2/6/2027
	21,613	7,205	$24.25	2/6/2028
	16,888	16,889	$22.01	2/5/2029
	12,642	37,926	$20.32	2/4/2030

Randall J. Erickson	26,335	—	$17.02	1/27/2024	981 (4)	$22,161	33,939	$766,682
	8,267	—	$17.67	3/17/2024	2,785 (5)	$62,913
	34,473	—	$17.24	2/2/2025	4,245 (6)	$95,895
	41,276	—	$17.38	2/1/2026	6,367 (7)	$143,831
	26,480	—	$25.20	2/6/2027
	23,394	7,798	$24.25	2/6/2028
	14,882	14,883	$22.01	2/5/2029
	10,890	32,671	$20.32	2/4/2030

David L. Stein	8,030	—	$14.02	1/22/2023	4,540 (6)	$102,559	35,559	$803,278
	23,882	—	$17.02	1/27/2024	6,810 (7)	$153,838
	7,497	—	$17.67	3/17/2024
	32,107	—	$17.24	2/2/2025
	29,536	—	$17.38	2/1/2026
	18,948	—	$25.20	2/6/2027
	16,740	5,580	$24.25	2/6/2028
	12,779	12,780	$22.01	2/5/2029
	11,647	34,944	$20.32	2/4/2030
(1)All options expiring after 2023 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)Market value based on the closing price of the Common Stock of $22.59 on December 31, 2021.
(3)Includes the actual 2019 performance-based grants and targeted portion of 2020, and 2021 performance-based RSU grants.
(4)Restricted stock scheduled to vest fully on February 8, 2022.
(5)Restricted stock scheduled to vest in two equal installments on February 8, 2022 and February 8, 2023.
(6)Restricted stock scheduled to vest in three equal installments on February 8, 2022, February 8, 2023, and February 8, 2024.
(7)Restricted stock scheduled to vest in four equal installments on February 8, 2022, February 8, 2023, February 8, 2024, and February 8, 2025.
(8)Restricted stock scheduled to vest in three equal installments on April 28, 2022, April 28, 2023, and April 28, 2024.

OPTION EXERCISES AND STOCK VESTED IN 2021

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)

Andrew J. Harmening	—	$0	84,766	$1,964,028
Philip B. Flynn	749,946	$4,632,772	59,235	$1,279,962
Christopher J. Del Moral-Niles	43,339	$231,632	10,657	$207,315
John A. Utz	2,000	$19,100	9,726	$193,059
Randall J. Erickson	—	$0	10,723	$176,107
David L. Stein	31,919	$234,684	7,144	$145,975
(1)    Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2021 for Mr. Harmening - 0, Mr. Flynn - 15,875, Mr. Del Moral-Niles - 4,203, Mr. Utz - 3,699, Mr. Erickson - 5,095 and Mr. Stein - 2,225; and the following numbers of RSUs that vested in 2021: for Mr. Harmening - 84,766, Mr. Flynn - 43,360, Mr. Del Moral-Niles - 6,454, Mr. Utz - 6,027, Mr. Erickson - 5,628, and Mr. Stein - 4,919.
(2)    The number of shares acquired on vesting and value realized on vesting include deferred stock: for Mr. Flynn - 37,159 ($839,422), Mr. Utz - 1,313 ($29,661) and Mr. Stein - 1,147 ($25,911). Value based on the December 31, 2021 closing price of Associated Common Stock.
(3)    Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2021

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Andrew J. Harmening	RAP	—	$0	$0
Philip B. Flynn	RAP	12	$148,686	$0
Christopher J. Del Moral-Niles	RAP	11	$145,536	$0
John A. Utz	RAP	11	$148,686	$0
Randall J. Erickson	RAP	9	$115,735	$0
David L. Stein	RAP	16	$243,432	$0
Further information regarding the RAP can be found in the “Retirement Plans” section beginning on page 42.

NONQUALIFIED DEFERRED COMPENSATION IN 2021

Name	Plan	Executive Contributions in 2021 ($)	Registrant Contributions in 2021 ($)(1)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)(2)

Andrew J. Harmening	SERP	$0	$0	$0	$0	$0
Philip B. Flynn	Flynn SERP	$0	$227,969	$566,864	$0	$6,001,255
Christopher J. Del Moral-Niles	SERP	$0	$17,200	$38,336	$0	$272,496
John A. Utz	SERP	$0	$12,400	$62,607	$0	$427,453
Randall J. Erickson	SERP	$0	$13,600	$34,305	$0	$347,634
David L. Stein	SERP	$0	$9,600	$77,373	$0	$678,404
(1)    For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2021 and 2022 based on his 2021 compensation, including his 2021 MIP award paid in 2022. For the other NEOs, these amounts reflect contributions made by Associated in 2022 based on their 2021 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.
(2)    Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Flynn - $2,532,623; Mr. Del Moral-Niles - $234,979; Mr. Utz - $210,117; Mr. Erickson - $215,119; and Mr. Stein - $88,032. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the “Retirement Plans - Supplemental Executive Retirement Plans” section beginning on page 42, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 41.
The investment alternatives available to the NEOs under the SERP and the Deferred Compensation Plan for the NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERP (and the now-discontinued Flynn SERP) and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2021.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
American Funds EuroPacific Growth Fund® Class R-6	2.84%	Vanguard Target Retirement 2020 Fund Investor Shares	8.17%
American Funds The Growth Fund of America® Class R-6	19.69%	Vanguard Target Retirement 2025 Fund Investor Shares	9.80%
American Funds New World Fund® Class R-6	5.13%	Vanguard Target Retirement 2030 Fund Investor Shares	11.38%
Baird MidCap Fund Institutional Class	22.51%	Vanguard Target Retirement 2035 Fund Investor Shares	12.96%
Dodge & Cox Stock Fund	31.73%	Vanguard Target Retirement 2040 Fund Investor Shares	14.56%
Fidelity® Government Money Market Fund	0.01%	Vanguard Total Bond Market Index Fund Admiral Shares	(1.67)%
Harbor Small Cap Growth Fund Retirement Class	9.89%	Vanguard Institutional Index Fund Institutional Shares	28.67%
Janus Henderson Small Cap Value Fund Class I	22.72%	Vanguard International Value Inv	7.97%
Vanguard Extended Market Index Fund Admiral Shares	12.45%	Virtus Ceredex Mid-Cap Value Equity Fund Class R6	29.34%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The COC Agreements for our NEOs other than Mr. Flynn and Mr. Del Moral-Niles (see “Philip Flynn Retirement Agreement” and "Christopher Del Moral-Niles Retirement Agreement" below for more information) provide for certain payments and benefits in the event of a termination without "Cause" or for "Good Reason" following a "Change of Control" of the Company (each such term as defined in the respective COC Agreements).
The COC Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the “protected period”) following a Change of Control, each executive officer would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:
•Two times (or, in the case of Mr. Harmening, three times) the sum of the executive officer’s then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);
•a prorated cash incentive for the year in which the date of termination occurs based on the executive’s then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the “Prorated Cash Incentive”);
•an amount equal to 24 times (or, in the case of Mr. Harmening, 36 times) the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;
•an amount equal to the maximum employer contributions under the Company’s 401(k) and ESOP and SERP and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP, in each case, assuming that the executive remained employed for a period of 24 months (or, in the case of Mr. Harmening, 36 months) following the date of termination and certain other assumptions specified in the COC Agreements; and
•outplacement benefits.
If the executive’s employment is terminated during the protected period following a Change of Control due to death or “Disability” (as defined in the COC Agreements), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of the executive’s termination due to death or Disability during the protected period, the executive (or executive’s estate in the event of executive’s death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive’s death or Disability.
If an executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the COC Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The COC Agreements do not provide for an excise tax gross up. The COC Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Annual Incentive (MIP)	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total
Andrew J. Harmening	$3,000,000	$77,484	$19,231	$0	$3,375,000	$10,000	$7,738,322	$0	$14,220,037
Philip B. Flynn (7)	$0	$0	$0	$0	$0	$0	$0	$0	$0
Christopher J. Del Moral-Niles (8)	$0	$0	$0	$0	$0	$0	$0	$0	$0
John A. Utz	$890,000	$43,369	$8,558	$71,200	$667,500	$10,000	$1,543,438	$95,888	$3,329,952
Randall J. Erickson	$920,000	$52,953	$8,846	$73,600	$598,000	$10,000	$1,301,972	$82,795	$3,048,167
David L. Stein	$820,000	$43,369	$7,885	$65,600	$615,000	$10,000	$1,247,023	$86,735	$2,895,612
(1)Based on base salary at December 31, 2021.
(2)Based on program costs at December 31, 2021.
(3)Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated’s policy.
(4)The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague’s duties, shall be provided by a mutually agreed outplacement agency. $10,000 is an estimate of the actual cost of these outplacement services.
(5)Value based on closing price of Associated Banc-Corp Common Stock of $22.59 on December 31, 2021. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)Value based on the closing price of the Common Stock of $22.59 on December 31, 2021.
(7)Mr. Flynn’s Retirement Agreement cancels and supersedes his COC Agreement. Accordingly, he would not receive any payments upon a Change of Control after January 19, 2021.
(8)Mr. Del Moral-Niles' Retirement Agreement effectively cancels his COC Agreement. Accordingly, he would not receive any payments upon a Change of Control after January 19, 2022.

In addition to the payments that the NEOs would receive under the COC Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 and 2020 Incentive Plans. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO’s death or Disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a “Vesting Event”) occurred on December 31, 2021, the value (using the closing price of $22.59) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)(2)
Andrew J. Harmening	$0	$6,230,706	$1,507,616
Philip B. Flynn (3)	$0	$0	$0
Christopher J. Del Moral-Niles (4)	$0	$0	$0
John A. Utz	$95,888	$415,769	$1,127,669
Randall J. Erickson	$82,795	$324,799	$977,173
David L. Stein	$86,735	$256,397	$990,627
(1)For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.
(2)Performance Based Restricted Stock Units do not accelerate upon retirement. Distribution is made at the end of the performance period based on results achievement.
(3)Mr. Flynn’s Retirement Agreement cancels and supersedes his COC Agreement. Accordingly, he would not receive any payments upon a Change in Control after January 19, 2021, which is reflected in the table above.
(4)Mr. Del Moral-Niles' Retirement Agreement effectively cancels his COC Agreement. Accordingly, he would not receive any payments upon a Change in Control after January 19, 2022, which is reflected in the table above.

An NEO (with the exceptions of Mr. Flynn and Mr. Del Moral-Niles, as described above) may also be eligible to receive a fully discretionary payment in the event of such NEO’s separation other than as a result of a Change of Control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Other Benefit Programs - Employment and Post-Termination Arrangements with NEOs.”

Christopher Del Moral-Niles Retirement Agreement
On January 19, 2022, the Company entered into a Retirement Agreement with Mr. Del Moral-Niles (the “Niles Retirement Agreement"). The Company will continue to pay him his regular base wages through the last day of his employment with the Company, which will be the first day following the month in which the Company appoints his successor. In addition, Mr. Del Moral-Niles will:
•Retain all vested rights in the Company’s 401(k) plan, SERP and Retirement Account Plan;
•Fully participate in the current MIP awards payable in February 2022, based on the Company’s 2021 performance, consistent with other participating executive officers;
•Fully vest in the ordinary course in all of his equity awards scheduled to vest in February 2022 in accordance with their terms;
•Receive other ordinary course employee benefits and his full financial planning reimbursement for calendar 2022; and
•Have the right to participate, at his expense, in the Company’s group health insurance plan, at his own expense, in accordance with the mandates of COBRA.
Subject to and conditioned upon the terms of the Niles Retirement Agreement, no later than one week after his retirement date, Mr. Del Moral-Niles will receive a lump sum payment of $975,000, which will be paid in lieu of a 2022 long-term incentive grant and in exchange for the forfeiture of any and all of his then-unvested equity and equity-based awards outstanding as of the retirement date.
Philip Flynn Retirement Agreement
On January 19, 2021, Associated entered into a Retirement Agreement with Mr. Flynn (the “Flynn Retirement Agreement”) in which Mr. Flynn agreed to serve as a special advisor to the new CEO and the Board through December 31, 2021, to assist in an orderly transition and serve as an ambassador and representative of Associated with customers and in the community.

Pursuant to the Flynn Retirement Agreement, his total compensation in 2021 was adjusted due to his impending retirement. Mr. Flynn’s base salary remained at $1,250,000, and he remained eligible to receive a MIP payment in 2021 equal to 85% of his base salary, which was based on Company performance. He remained eligible for a contribution at a minimum of 12.5% of his eligible compensation through his retirement date of December 31, 2021. He also continued to be eligible for all other employee benefits and perquisites of the Company.

The amount of Mr. Flynn’s 2021 equity awards were prorated in 2021, and he received a grant with a grant date fair value of $678,125, to reflect only one year of service: 75% in the form of PRSUs, and 25% in the form of time-vested RSUs, which mirrored the mix for other NEOs in 2021 (as noted above).

Any unvested time-based RSUs or Stock Options fully vested at the time of his retirement due to Mr. Flynn's meeting the eligibility criteria for "Normal Retirement" under the 2020 Incentive Compensation Plan. Any unvested PRSUs will continue to remain unvested through the original performance period and will continue to be subject to the performance criteria for that plan. Mr. Flynn's unvested Performance Plans include the 2020-2022 Long-Term Incentive Plan (LTIPP) which will vest in 2023 and the 2021-2023 LTIPP which will vest in 2024.

In addition, for Mr. Flynn’s continued service to the Company after 2021, he will receive cash payments totaling $700,000 per year through 2024 (“Consulting Fees”). In exchange for these Consulting Fees, Mr. Flynn will continue his important work in transitioning his extensive business contacts and customer relationships to Mr. Harmening including: providing relationship continuity with important customers, introducing senior management to key customer contacts, assisting senior management in relationships with regulatory and other government officials, providing representation on important community and civic organizations, and acting as Associated’s goodwill ambassador. These services will be critical to maintain significant customer and client relationships over the next few years and to support Associated’s continued stability and growth during this critical time of transition, which is vital for long-term shareholder value creation.

Pursuant to the Flynn Retirement Agreement, in the event Associated terminates Mr. Flynn without cause or in the event of his death during the term of the agreement, the Company will pay Mr. Flynn any remaining unpaid Consulting Fees.

CEO Pay Ratio and Median Annual Total Compensation
CEO Pay Ratio with Sign-on Equity Grant
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For 2021, the annualized total compensation of Mr. Harmening, who became our CEO on April 28, 2021, was $11,655,092. This amount equals Mr. Harmening’s compensation as reported in the Summary Compensation Table plus an additional amount that reflects the annualizing of his base salary for 2021 consistent with the applicable SEC guidance. Mr. Harmening’s reported compensation included a one-time award of time-based restricted stock with a grant date fair value of $7,299,983 granted in connection with his sign-on agreement, reflecting forgone compensation opportunities at his prior employer. The estimated annual total compensation of the median Associated colleague (other than our CEO) was $54,378. We estimate that our CEO’s total annual compensation was 214 times that of the estimated annual total compensation of the median Associated colleague.

CEO annualized total compensation	$11,655,092
Median Employee annual total compensation	$54,378
Ratio of CEO to Median Employee annual total compensation	214 : 1
CEO Pay Ratio without Sign-on Equity Grant
Because Mr. Harmening’s one-time award of time-based restricted stock was an award intended to replace forgone compensation opportunities at his prior employer, we are presenting below an alternative calculation of the pay ratio to reflect the ratio without the one-time equity award. The alternative calculation excludes the one-time award of $7,299,983 and includes the annualizing of his base salary for 2021. In this case, Mr. Harmening’s compensation would have been estimated to be $4,355,109 and the resulting CEO pay ratio would have been 80 times that of the estimated annual total compensation of the median Associated colleague.

CEO annualized total compensation	$4,355,109
Median Employee annual total compensation	$54,378
Ratio of CEO to Median Employee annual total compensation	80 : 1
Median Total Annual Compensation Methodology
We completed the following steps to identify the median of the annual total compensation of all colleagues, excluding our CEO and to determine the annual total compensation of our median colleague and CEO:
1.As of December 31, 2021, our determination date, our colleague population consisted of approximately 4,000 individuals (with all of these individuals located in the United States), including any full-time, part-time, temporary, or seasonal colleagues employed on that date.
2.To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the 2021 tax year. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time colleagues.
3.We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation.
4.After identifying the median colleague, we added together all of the elements of such colleague’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,378.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table and annualized the CEO’s base salary for 2021. We removed the one-time equity award from the “Total” column of the 2021 Summary Compensation Table to present the alternative pay ratio.

DIRECTOR COMPENSATION
The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Compensation and Benefits Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Mercer to perform a competitive analysis of Associated’s director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). The material terms of the non-employee director compensation arrangements for 2022 are as follows:
•$75,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)
•RSUs with a fair market value of $120,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors’ Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.
•$100,000 additional retainer for the non-executive Chairman
•$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance and Social Responsibility Committee, Enterprise Risk Committee, and Trust Committee
•$1,500 ad hoc committee meeting fee (when and if such a committee is convened)
Mr. Harmening does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS’ DEFERRED COMPENSATION PLAN
Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan (the “Director Plan”) for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.
Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility to manage their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom	$94,000	$120,000	$0	$0	$0	$0	$214,000
Michael T. Crowley, Jr.(1)	37,500	120,000	0	0	0	0	157,500
R. Jay Gerken	85,000	120,000	0	0	0	0	205,000
Judith P. Greffin	75,000	120,000	0	0	0	0	195,000
Michael J. Haddad	84,000	120,000	0	0	0	0	204,000
William R. Hutchinson(1)	87,500	120,000	0	0	0	0	207,500
Robert A. Jeffe	85,000	120,000	0	0	0	0	205,000
Eileen A. Kamerick	95,500	120,000	0	0	0	0	215,500
Gale E. Klappa	82,500	120,000	0	0	0	0	202,500
Richard T. Lommen(1)	42,500	120,000	0	0	0	0	162,500
Cory L. Nettles	75,000	120,000	0	0	0	0	195,000
Karen T. van Lith	85,000	120,000	0	0	0	0	205,000
John (Jay) B. Williams	184,000	120,000	0	0	0	0	304,000
(1) Messrs. Crowley, Hutchinson, and Lommen retired from the Board of Directors effective April 27, 2021.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.
To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2021, except as follows: one late Form 4 for Mr. Erickson relating to shares withheld for taxes in connection with the acceleration and vesting of RSAs due to retirement eligibility. This late filing was due to administrative delay.
RELATED PARTY TRANSACTIONS
Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business since the beginning of fiscal year 2021. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2021, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $45 million, which represented approximately 1.1% of consolidated stockholders’ equity. Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. (“Generation Growth Capital”), a private equity fund manager. Prior to Mr. Nettles’ appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund, along with certain management and transaction fees. Each of these investments was made in the ordinary course of Associated’s business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance and Social Responsibility Committee (without the participation of Mr. Nettles) in accordance with Associated’s Related Party Transaction Policies and Procedures as described below. In February 2022, Milwaukee Center Management, LLC, a subsidiary of Associated, entered into a lease with Generation Growth Capital for space in the Associated Bank River Center in Milwaukee, Wisconsin, providing for total payments over a ten year term of approximately $324,000, which is based on a minimum annual rent of $28,250, plus annual payments for common area maintenance and real estate taxes. Milwaukee Center Management, LLC has also committed under the lease to fund tenant improvements in the amount of approximately $230,000. The Corporate Governance and Social Responsibility Committee (without Mr. Nettles participating) reviewed and approved the terms of the lease.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES
We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.
Under the policies and procedures, the Corporate Governance and Social Responsibility Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance and Social Responsibility Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.”

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2022. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2021. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2021 and 2020, and fees billed for other services rendered by KPMG LLP.

	2021	2020
Audit Fees(1)(4)	$1,719,000	$2,046,400
Audit-Related Fees(2)	119,500	112,600
Tax Fees(3)	86,527	627,226
All Other Fees	—	—
Total Fees	$1,925,027	$2,786,226
(1)    Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.
(2)    Audit-related fees consist principally of fees for mortgage banking-related reports, SEC Custody Asset Verification, and Student Lending reports.
(3)    Tax Fees consist primarily of fees for Domestic (federal, state & local) tax consulting services including, but not limited to, R&D tax credit consulting services, and tax consulting services in connection with Legal Entity Rationalization (LER) opinion in 2020.
(4)    Excludes amounts to be billed for expenses at the completion of the audit based on actual amounts incurred.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.
During 2021, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.
The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” based upon their education and work experience. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated considers Mr. Jeffe to be an “audit committee financial expert” based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Klappa is an “audit committee financial expert” based upon his experience as Chairman, CEO and CFO of a large, public company.
Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2021 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2021 Form 10-K, which has been filed with the SEC.
AUDIT COMMITTEE
Robert A. Jeffe, Chairman
R. Jay Gerken
Gale E. Klappa

OTHER MATTERS THAT MAY COME BEFORE THE MEETING
As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.
SHAREHOLDER PROPOSALS
Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 25, 2023, must be received by Associated at its executive offices no later than November 11, 2022. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 25, 2023, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 26, 2023. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 26, 2023, and no later than February 10, 2023. If notice is received before January 26, 2023, or after February 10, 2023, it will be considered untimely, and Associated will not be required to present such proposal at the 2023 Annual Meeting of Shareholders.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules (when effective) for the 2023 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than Associated’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by February 25, 2023.

By Order of the Board of Directors,
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 11, 2022

ASSOCIATED BANC-CORP
433 MAIN STREET
GREEN BAY, WI 54301

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ASB2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66518-P66820-Z81833

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Jay Gerken	06) Eileen A. Kamerick
02) Judith P. Greffin	07) Gale E. Klappa
03) Michael J. Haddad	08) Cory L. Nettles
04) Andrew J. Harmening	09) Karen T. van Lith
05) Robert A. Jeffe	10) John (Jay) B. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

All votes must be received by 11:59 P.M., Eastern Time, April 25, 2022.
All votes for 401(k) participants must be received by
11:59 P.M., Eastern Time, April 24, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

D66519-P66820-Z81833

Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 26, 2022
for Holders as of March 1, 2022
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Erickson and Laura Skilton-Verhoff, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3.

Continued and to be signed on reverse side